UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 10, 2017

235 East Main Street
Midland, Michigan 48640
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2017

To Our Shareholders:
The 2017 annual meeting of shareholders of Chemical Financial Corporation will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Wednesday, April 26, 2017, at 2:00 p.m. local time. At the meeting, we will consider and vote on:

1.	Election of 12 directors;

2.	Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 135,000,000 shares;

3.	Approval of the Stock Incentive Plan of 2017;

4.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

5.	Advisory approval of executive compensation; and

6.	Advisory vote on the frequency of the advisory approval of executive compensation.
We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.
You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 27, 2017. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 10, 2017. A copy of our annual report for the year ended December 31, 2016 is enclosed with this notice.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2017. Our proxy statement and annual report for the year ended December 31, 2016, which accompany this notice, are available for viewing, printing and downloading on the internet at www.edocumentview.com/chfc or in the “Investor Information” section of our website, www.chemicalbankmi.com, by clicking the 2017 Proxy Statement and 2016 Annual Report links, respectively. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission during the last five years from this section of our website.
We look forward to seeing you at the meeting.
By Order of the Board of Directors,
David B. Ramaker
Chief Executive Officer and President
March 10, 2017

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT
dated March 10, 2017
For the Annual Meeting of Shareholders
to be held April 26, 2017
Introduction
Use of Terms
In this proxy statement, “we,” “us,” “our,” the “Company,” the “Corporation” and “Chemical Financial” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.
Questions and Answers about the Proxy Materials and Our 2017 Annual Meeting

Q.	Why am I receiving these materials?

A.
Chemical Financial’s board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2017 annual meeting of shareholders. The meeting will take place on Wednesday, April 26, 2017, at 2:00 p.m. local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	Election of 12 directors (Proposal 1);

•	Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 135,000,000 shares (Proposal 2);

•	Approval of the Stock Incentive Plan of 2017 (Proposal 3);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 4);

•	Advisory approval of our executive compensation (Proposal 5); and

•	Advisory vote on the frequency of the advisory approval of executive compensation (Proposal 6).
In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A.
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement and the enclosed proxy to shareholders?

A.	We began sending and delivering this proxy statement and the enclosed proxy to our shareholders on approximately March 10, 2017.

Q.	How does the Company’s board of directors recommend that I vote?

A.	Your board of directors recommends that you vote FOR approval of Proposals 1, 2, 3, 4, and 5, and ONE YEAR on Proposal 6.

Q.	Who may vote?

A.
You may vote at the annual meeting if you were a shareholder of record of Chemical Financial common stock at the close of business on February 27, 2017. Each shareholder is entitled to one vote per share of Chemical Financial common stock on each matter presented for a shareholder vote at the meeting. As of February 27, 2017, there were 71,068,446 shares of Chemical Financial common stock issued and outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.
If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for approval of Proposals 1, 2, 3, 4 and 5, and ONE YEAR on Proposal 6. If any other matter comes before the meeting, your shares will be voted at the discretion of the persons named as proxies on the proxy.
If you are a shareholder of record, Chemical Financial also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.
Internet Voting.    You may vote via the Internet by visiting www.envisionreports.com/chfc. Follow the steps outlined on the secure website.
Telephone Voting.    To vote by telephone, dial the toll-free number on the instructions included on your proxy and listen for further directions.

Q.	How do I vote my shares acquired through the stock purchase and dividend reinvestment plan (Computershare CIP)?

A.
If you are enrolled in Chemical Financial’s stock purchase and dividend reinvestment plan (Computershare CIP), the enclosed proxy covers: (1) all shares of Chemical Financial’s common stock owned of record by you at the record date, and (2) all shares of Chemical Financial’s common stock held by you in the Computershare CIP at that time. Computershare, as agent under the Computershare CIP, will vote any common stock held by it under the Computershare CIP in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare will vote as recommended by the board of directors.

Q.	How do I vote if I hold my shares in “street name”?

A.
If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.
If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposals 2 and 4 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposals. Proposals 1, 3, 5 and 6 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1, 3, 5 or 6.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing either of the following two things:

•	by delivering written notice of revocation to Chemical Financial’s Corporate Secretary, William C. Collins, at 235 E. Main Street, Midland, Michigan 48640; or

•	by attending the meeting and voting in person.

Q.	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q.	What is the quorum requirement for the annual meeting?

A.
To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Chemical Financial common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A.
Election of Directors.  A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count. In the event that a nominee currently serving as a director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, such nominee must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors then must act on the committee’s recommendation and determine whether to accept or reject the resignation.

Proposal 2.  Proposal 2 will be approved if a majority of the shares entitled to vote are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will have the same effect as votes against this proposal.

Proposals 3, 4 and 5.    Proposals 3, 4 and 5 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 3, 4 and 5 in person or by proxy will not be included in the vote count.
Proposal 6.  On Proposal 6, you may vote that an advisory vote on executive compensation should occur every one, two, or three years, or you may abstain from voting. This proposal will be determined by a plurality of the shares voting. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Required Vote for Other Matters.    We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.
Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted at the discretion of the proxy holder on a proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (SEC) within four business days after the date of the annual meeting.

Overview of Proposals
This proxy statement contains six proposals requiring shareholder action. Proposal 1 requests the election of 12 directors to the board of directors. Proposal 2 requests approval of an amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 135,000,000 shares. Proposal 3 requests approval of the Stock Incentive Plan of 2017. Proposal 4 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. Proposal 5 requests advisory approval of our executive compensation. Proposal 6 requests an advisory vote on the frequency of the advisory approval of our executive compensation.

Proposal 1
Election of 12 Directors
Following a review and nomination from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2018 annual meeting of shareholders:
James R. Fitterling
Ronald A. Klein
Richard M. Lievense
Barbara J. Mahone
John E. Pelizzari
David T. Provost
David B. Ramaker
Larry D. Stauffer
Jeffrey L. Tate
Gary Torgow
Arthur A. Weiss
Franklin C. Wheatlake
Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. Mr. Gary E. Anderson is currently a director of Chemical Financial. Mr. Anderson will retire from the board of directors effective at the annual meeting on April 26, 2017 after serving over twelve years on the board of directors of Chemical Financial . The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.
Biographical information concerning the nominees for director of Chemical Financial appears below under the heading “Board of Directors.” Each of the current directors and nominees for director other than David B. Ramaker, Richard M. Lievense, Gary Torgow, and David T. Provost, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.
Your Board of Directors and Corporate Governance and Nominating Committee
recommend that you vote FOR the election of all nominees as directors.

Proposal 2
Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 135,000,000 shares
The board of directors proposes to amend Article III of the Corporation’s Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 135,000,000 shares. The purpose of the amendment is to provide additional shares for future issuance.
The board of directors has unanimously approved, and recommends that the Corporation’s shareholders approve, the proposed amendment to the Restated Articles of Incorporation. The board of directors determined the approval of the proposed amendment to increase the number of authorized shares of common stock would be in the best interests of the Corporation and its shareholders.
We currently have 100,000,000 shares of common stock authorized for issuance and 2,000,000 shares of preferred stock authorized for issuance. As of February 27, 2017, 71,068,446 shares of common stock of the 100,000,000 shares authorized for issuance were issued and outstanding and 2,571,337 shares were reserved for issuance under the Corporation’s share-based plans leaving us with 26,360,217 shares of common stock available for future issuance. As of February 27, 2017, no shares of preferred stock were issued and outstanding.

The board of directors believes that it is advisable to have a sufficient amount of additional authorized shares of common stock available for future issuance for important corporate purposes and provide the ability to react quickly to strategic opportunities. Acquisitions of other organizations continues to be a key strategy for the long-term growth of the Corporation. Authorized but unissued shares of common stock, or funds raised in a public offering of shares, may be used for these purposes. The additional authorized shares would also be available for possible future stock splits and dividends, equity incentive plans, equity compensation plans to attract and retain talented employees and other corporate purposes that might be considered. The Corporation has no present plans or proposals to issue the additional shares that would be authorized by the proposed amendment.

All of the additional authorized shares of common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently issued and outstanding. If Proposal 2 is approved, our authorized capital stock would continue to include 2,000,000 shares of preferred stock. Shareholders have no preemptive rights to acquire shares of common stock issued by the Corporation under its Restated Articles of Incorporation and shareholders would not acquire preemptive rights with respect to the additional authorized shares of stock under the proposed amendment to the Restated Articles of Incorporation.
The issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. The issuance of additional shares of common stock, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. The additional shares of common stock that would become available for issuance if the amendment is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Corporation. For example, without further shareholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although the amendment to increase the authorized shares of common stock has been prompted by the business and financial considerations described above, and not by the threat of any hostile takeover attempt (nor is the board of directors currently aware of any such attempts directed at us), shareholders should be aware that approval of the amendment could facilitate future efforts by us to deter or prevent changes in control.
If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by the Corporation, except where shareholder approval is required under NASDAQ rules.

If the shareholders approve Proposal 2, we will file a Certificate of Amendment to our Restated Articles of Incorporation to amend the first paragraph of Article III, in its entirety, to read as follows:
The total authorized capital stock of the Corporation is 137,000,000 shares of stock divided into two classes, as follows:
A.    135,000,000 shares of common stock, par value $1.00 per share; and
B.    2,000,000 shares of preferred stock, no par value.
Except for the first paragraph, all of the remaining provisions in Article III of the Restated Articles of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as the board of directors determines to be necessary or advisable to effect the increase in authorized shares of common stock.
Your Board of Directors
recommends that you vote FOR Proposal 2.

Proposal 3
Approval of the Stock Incentive Plan of 2017

The Chemical Financial Corporation Stock Incentive Plan of 2015 (the “2015 Stock Plan”) was approved by the shareholders at the 2015 annual meeting of shareholders. Under the 2015 Stock Plan, 626,353 shares remained available for issuance as of December 31, 2016. Because there are a limited number of shares available for issuance under the 2015 Stock Plan, the board of directors believes that it is advisable to make additional shares available for restricted stock units (including both restricted stock performance units and restricted stock service-based units), stock options and other equity-based awards. Rather than reload the 2015 Stock Plan, the board of directors believes it is in the best interest of the Corporation and its shareholders to establish the Chemical Financial Corporation Stock Incentive Plan of 2017 (the “2017 Stock Plan”) to replace the 2015 Stock Plan.
Important Considerations
The board of directors believes a new plan is warranted for several reasons. In connection with the recent merger with Talmer Bancorp, Inc. (“Talmer”), the Corporation issued a number of equity-based awards to retain personnel following announcement of the merger. In addition, the Corporation is significantly larger in size following the Talmer merger, with many more employees. The board of directors expects that the Corporation will need more shares available for potential equity-based awards due to the significant increase in the number of employees. Moreover, as a result of the Talmer merger, the Corporation entered into a new peer group for purposes of comparing compensation plans and practices, as well as corporate performance. The board of directors expects that the Corporation’s compensation practices will change in response to the practices of the members of its new peer group, all of which are much larger in size when compared to the members of the Corporation’s previous peer group. A new plan provides additional flexibility to make awards that were not available under the 2015 Stock Plan.
The Pension and Compensation Committee has adopted and approved, and recommended that the board of directors adopt and approve, the 2017 Stock Plan. The board of directors has adopted and approved, subject to shareholder approval, and recommends that the Corporation’s shareholders approve, the 2017 Stock Plan because it believes that the design of the 2017 Stock Plan and the number of shares to be authorized for issuance are consistent with the interests of shareholders and good corporate governance practices. In adopting and approving the 2017 Stock Plan, the board of directors was mindful of investor considerations relating to the 2017 Stock Plan, including the following:
Important Plan Features
The total number of shares available for issuance under the 2017 Stock Plan will be 1,750,000. The 2017 Stock Plan includes, among other things, the following notable terms:

•
No Share Recycling. Shares subject to equity-based awards that are cancelled, surrendered, modified, or exchanged for substitute equity-based awards, or that forfeit, expire or terminate prior to exercise or vesting in full and shares that are surrendered to the Corporation in connection with the exercise or vesting of equity-based awards, whether previously owned or otherwise subject to such equity-based awards, may not be reissued as new equity-based awards under the 2017 Stock Plan.

•
No Dividends on Unvested Equity Awards. Holders of unvested equity-based awards will not be entitled to dividend rights with respect to the shares of common stock constituting or subject to such unvested equity-based awards, provided that dividends otherwise payable with respect to such shares of common stock may, at the discretion of the Pension and Compensation Committee, accrue and become payable upon vesting of the equity-based awards.

•	Minimum Vesting Period of One Year. At least 95% of all equity-based awards granted under the 2017 Stock Plan must have a minimum vesting period of at least one year.

•
No Repricing. Equity-based awards may not be repriced, replaced, regranted through cancellation, or modified without shareholder approval if such repricing, replacement, regrant or modification would reduce the exercise price of such equity-based awards.

•
Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change in Control. Upon a change in control of the Corporation, the vesting of unvested equity awards would accelerate only upon a qualifying termination of employment and, in the case of performance-based equity awards, would be subject to pro rata vesting, adjusted for actual performance and the fractional performance period. In addition, absent any qualifying termination of employment, unvested equity awards (including those that are cashed out in connection with the change in control) would remain subject to their original vesting schedules.

Grant Practices

Burn rate, which is a measure of share utilization rate in equity compensation plans, is an important factor for investors concerned about shareholder dilution. Burn rate is defined as the gross number of equity-based awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year. The Corporation has counted full-value awards, which do not include stock options, as 3.0 shares of common stock when calculating the burn rate. The board of directors believes that the Corporation’s current three-year average burn rate for the period ended December 31, 2016 of 1.64% compares favorably to the Institutional Shareholder Services (ISS) recommended burn rate benchmark of 2.98% for Russell 3000 (excluding S&P 500) banking institutions for meetings occurring on or after February 1, 2017, as set forth in Appendix D to the ISS report titled “Setting the Bar for Equity-Based Compensation” published December 21, 2016.

The board of directors does not anticipate a significant increase in the Corporation’s average burn rate and estimates that the additional 1,750,000 shares to be authorized for issuance under the 2017 Stock Plan will be sufficient for three to four years.
The restricted stock performance units granted in 2014, 2015, and 2016 are earned from 0.5x to 1.5x the number of units originally granted depending on satisfaction of the established performance conditions, and vest upon satisfaction of the service requirement at the end of the restricted period. Restricted stock service-based units granted in 2014 and 2015 cliff vest five years after the grant date. The stock options granted in 2014, 2015, and 2016 vest in one-fifth increments on each anniversary date of the award over the first five years of the option term. Restricted stock service-based units granted in 2016 cliff vest between two and five years after the grant date.
60% of the equity-based compensation awarded to the Corporation’s Chief Executive Officer in 2016 consisted of restricted stock performance units, while 30% consisted of stock options and 10% consisted of restricted stock service-based units.
Equity-based awards under the 2017 Stock Plan would be subject to the Corporation’s clawback policy.
Overhang
Overhang is a commonly used measure to assess the dilutive impact of equity programs such as the 2017 Stock Plan. Overhang shows how much existing shareholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. Overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted, divided by the total diluted shares of common stock outstanding at the end of the year. The board of directors believes that an overhang of less than 15% is generally considered by investors to not raise questions of excessive dilution. The 1,750,000 shares subject to the 2017 Stock Plan would bring the Corporation’s aggregate overhang to 7.2%.
Purposes of 2017 Stock Plan
The board of directors believes that the long-term interests of the Corporation are advanced by aligning the interests of its corporate and subsidiary officers and key employees with the interests of its shareholders through the award of equity-based awards. The board of directors also believes that the award of equity-based awards is necessary to attract, retain and motivate officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Corporation and its subsidiaries.
We intend to use the 2017 Stock Plan to grant equity-based awards that are predominantly restricted stock performance units and stock options. Other forms of long-term incentive compensation that we intend to award under the 2017 Stock Plan include stock options and restricted stock service-based units. Restricted stock, stock awards and other awards based on or related to shares of Chemical Financial common stock may also be awarded under the 2017 Stock Plan. By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the 2017 Stock Plan is intended to provide the Corporation with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the 2017 Stock Plan and in turn promote the interests of our shareholders.

If the 2017 Stock Plan is approved by the shareholders, then equity-based awards could be granted to eligible participants under the 2017 Stock Plan and no additional awards will be made under the 2015 Stock Plan. The 2017 Stock Plan is intended to supplement and continue the equity-based compensation policies and practices that we have used for many years. The board of directors adopted and approved the 2017 Stock Plan on February 20, 2017. If the shareholders approve the 2017 Stock Plan on April 26, 2017, it will become effective on that date. Equity-based awards would be granted under the 2017 Stock Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation and Pension Committee. The 2017 Stock Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). If the 2017 Stock Plan is not approved by the shareholders, then no equity-based awards will be effective under the 2017 Stock Plan for any employee. No equity-based awards would be granted under the 2017 Stock Plan on a date that is more than ten years after the 2017 Stock Plan’s effective date.
The following is a summary of the material features of the 2017 Stock Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the 2017 Stock Plan. The summary is qualified in its entirety by reference to the terms of the 2017 Stock Plan, a copy of which is attached as Appendix A to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Corporation. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the 2017 Stock Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving equity-based awards under the 2017 Stock Plan.
Authorized Shares
Subject to certain anti-dilution and other adjustments, 1,750,000 shares of Chemical Financial common stock, $1.00 par value per share, would be available for equity-based awards under the 2017 Stock Plan, provided that not more than 60% of such shares may be issued under awards other than stock options. Shares of common stock authorized under the 2017 Stock Plan could be either authorized but unissued shares, shares issued and repurchased by the Corporation (including shares purchased on the open market) or shares issued and otherwise reacquired by the Corporation. Shares subject to equity-based awards that are canceled, surrendered, modified, or exchanged for substitute equity-based awards, or that forfeit, expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Corporation in connection with the exercise or vesting of equity-based awards, whether previously owned or otherwise subject to such equity-based awards, may not be reissued as new equity-based awards under the 2017 Stock Plan. The 2017 Stock Plan would not allow any participant to receive, in any calendar year, equity-based awards issued under the 2017 Stock Plan with respect to more than 25% of the total number of shares available under the 2017 Stock Plan. Upon certain changes in the number of shares of Chemical Financial common stock outstanding (e.g., stock split, recapitalization) or the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation and Pension Committee could adjust the outstanding equity-based awards and the number of shares available for equity-based awards appropriately. If the shareholders approve the 2017 Stock Plan, unless the 2017 Stock Plan is terminated earlier by the board of directors, equity-based awards could be granted at any time before April 26, 2027, when the 2017 Stock Plan will terminate according to its terms.
Eligible Participants
Officers and key employees of the Corporation and its subsidiaries could receive equity-based awards under the 2017 Stock Plan. Additionally, directors of the Corporation and its subsidiaries may receive awards of restricted stock under the Plan exclusively in lieu of payment of the cash portion of the directors’ compensation. Officers, key employees, and directors of the Corporation and its subsidiaries may be considered to have an interest in the 2017 Stock Plan because they may in the future receive equity-based awards under it.

New Plan Benefits
No equity-based awards have been granted or received under the 2017 Stock Plan through the date of this proxy statement. Because benefits under the 2017 Stock Plan will depend on the Compensation and Pension Committee’s actions and the fair market value of Chemical Financial common stock at various future dates, the benefits payable under the 2017 Stock Plan and the benefits that would have been payable had the 2017 Stock Plan been in effect during the most recent fiscal year are not determinable.
Administration of the 2017 Stock Plan
The 2017 Stock Plan would be administered by the Compensation and Pension Committee. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the 2017 Stock Plan. The committee would determine, subject to the terms of the 2017 Stock Plan, the persons to receive equity-based awards, the nature and amount of equity-based awards to be granted to each person (subject to the limits specified in the 2017 Stock Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the 2017 Stock Plan.

Restricted Stock Performance Units, Restricted Stock Service-Based Units, and Restricted Stock
The 2017 Stock Plan would also permit the Compensation and Pension Committee to award restricted stock units (including both restricted stock performance units and restricted stock service-based units) and restricted stock, subject to the terms and conditions set by the committee that are consistent with the 2017 Stock Plan. Restricted stock units are equity-based awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation and Pension Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment). For purposes of determining the number of shares available under the 2017 Stock Plan, each restricted stock unit would count as the maximum number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation and Pension Committee, each earned restricted stock unit would be equal to one share of Chemical Financial common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock.
Shares of restricted stock are shares of common stock, the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation and Pension Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment).
The Compensation and Pension Committee would establish the terms of individual awards of restricted stock units and restricted stock in award agreements. Restricted stock units and restricted stock granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation and Pension Committee determines. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.
Unless the Compensation and Pension Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock units or restricted stock are subject to vesting or performance restrictions) for any reason other than death, disability, termination without cause or retirement, each unvested restricted stock unit and restricted stock award of the participant would automatically be forfeited and, in the case of restricted stock, returned to the Corporation. If the participant’s employment is terminated during the restricted period because of death, disability or termination without cause, then the unvested restricted stock units and shares of restricted stock would vest automatically with respect to the number of such restricted stock units or shares of restricted stock (rounded to the nearest whole number) equal to the total number of such restricted stock units or shares of restricted stock granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the restricted period (provided that any performance-based vesting requirements must be satisfied before the shares may be issued). All of the unvested restricted stock units and shares of restricted stock would be forfeited and, in the case of restricted stock, returned to the Corporation; however, the Compensation and Pension Committee could, either before or after a participant dies or becomes disabled, waive the vesting or performance restrictions remaining on any or all of his or her remaining restricted stock units and shares of restricted stock.
If the participant’s employment is terminated during the restricted period due to the participant’s retirement and the participant fails to provide at least one year’s notice of retirement to the Corporation, each unvested restricted stock unit and share of restricted stock of the participant would automatically be forfeited and, in the case of restricted stock, returned to the Corporation. If the participant’s employment is terminated during the restricted period due to the participant’s retirement upon not less than one year’s notice of retirement to the Corporation, then unvested restricted stock service-based units and all shares of restricted stock subject solely to service-based vesting requirements would automatically vest in full, and unvested restricted stock performance units and restricted stock subject to performance-based vesting requirements would vest automatically with respect to that number of restricted stock performance units and shares of restricted stock subject to performance-based vesting requirements (in each case rounded to the nearest whole number) equal to the respective total number of such restricted stock performance units and shares of restricted stock granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period (provided that the performance-based vesting requirements must be satisfied before the shares may be issued). All of the remaining restricted stock performance units and shares of restricted stock would be forfeited and, in the case of restricted stock, returned to the Corporation; however, the Compensation and Pension Committee could, either before or after a participant retires, waive the vesting or performance restrictions remaining on any or all of his or her remaining restricted stock performance units or shares of restricted stock.

Without Compensation and Pension Committee authorization, until restricted stock units or shares of restricted stock vest, the recipient of the restricted stock units or restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock units or restricted stock other than by will or the laws of descent and distribution. All rights with respect to restricted stock units and restricted stock would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation and Pension Committee could impose additional restrictions on restricted stock units and shares of restricted stock. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including liquidation and voting rights, subject to the restrictions on payment of dividends as set forth below. Unless the Compensation and Pension Committee determines otherwise, holders of restricted stock units are not entitled to liquidation or voting rights with respect to shares of common stock subject to unvested restricted stock units.
Federal Tax Consequences of Restricted Stock, Restricted Stock Performance Units and Restricted Stock Service-Based Units
Generally, under current federal income tax laws, a participant would not recognize income upon the award of restricted stock, restricted stock performance units or restricted stock service-based units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, the Corporation would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock, restricted stock performance units or restricted stock service-based units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and the Corporation would not receive a corresponding deduction for federal income tax purposes.
A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.
Stock Options
The 2017 Stock Plan would permit the Corporation to grant to participants options to purchase shares of Chemical Financial common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the 2017 Stock Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the 2017 Stock Plan may only be nonqualified stock options and may not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code.
The Compensation and Pension Committee would establish the terms of individual stock option grants in stock option agreements. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.
The exercise price of a stock option would be determined by the Compensation and Pension Committee, but must be at least 100% of the market value of Chemical Financial common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.
When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation and Pension Committee, shares of Chemical Financial common stock. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation and Pension Committee may allow broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Compensation and Pension Committee, no stock option would be exercisable under the 2017 Stock Plan more than ten years and one day after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled, retires, is terminated without cause, or voluntarily leaves his or her employment to the extent that such options were exercisable on the date of the option holder’s death, disability, or termination of employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the 2017 Stock Plan, if an option holder retires (as specified in the 2017 Stock Plan) as an employee, he or she could exercise options in accordance with their terms following retirement, unless the terms of the option agreement or award provide otherwise.
Without Compensation and Pension Committee approval, stock options granted under the 2017 Stock Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.
Federal Tax Consequences of Stock Options
The 2017 Stock Plan only provides for awards of nonqualified stock options – those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and the Corporation would not receive a deduction for federal income tax purposes when a nonqualified stock option is granted or vests. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). The Corporation would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).
Other Stock-Based Awards
The 2017 Stock Plan would also permit the Compensation and Pension Committee to grant a participant one or more types of awards in the form of Chemical Financial common stock or based on, or related to, shares of Chemical Financial common stock, other than the types described above. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. Any such awards would be subject to terms and conditions as the Compensation and Pension Committee deems appropriate, as set forth in the respective award agreements and as permitted under the 2017 Stock Plan. Stock award recipients would generally have all voting, liquidation and other rights with respect to awarded shares of Chemical Financial common stock upon becoming the holder of record of the common stock granted pursuant to the award, subject to the restrictions regarding payment of dividends as set forth below. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the 2017 Stock Plan.
Federal Tax Consequences of Other Stock-Based Awards
The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). The Corporation would be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”
Dividends
Holders of unvested equity-based awards will not be entitled to dividend rights with respect to the shares of common stock constituting or subject to such unvested equity-based awards; provided, however, that dividends otherwise payable with respect to such shares of common stock may, at the discretion of the Pension and Compensation Committee, accrue and become payable upon vesting of the equity-based awards.

Effects of a Change in Control of Chemical Financial
Upon the occurrence of a change in control of the Corporation (as defined in the 2017 Stock Plan), the vesting of unvested equity awards would accelerate only upon a qualifying termination of employment and, in the case of performance-based equity awards, would be subject to pro rata vesting, adjusted for actual performance and the fractional performance period. In addition, absent any qualifying termination of employment, unvested equity awards (including those that are cashed out in connection with the change in control) would remain subject to their original vesting schedules.
Tax Withholding
If equity-based awards are made under the 2017 Stock Plan, the Corporation could withhold from any cash otherwise payable to a participant or require a participant to remit to the Corporation amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation and Pension Committee determines otherwise, tax withholding obligations could also be satisfied by withholding Chemical Financial common stock to be received upon exercise or vesting of an equity-based award or by delivering to the Corporation previously owned shares of common stock. The Corporation may reasonably delay the issuance or delivery of shares of Chemical Financial common stock pursuant to an equity-based award as it determines appropriate to address tax withholding and other administrative matters.
Termination and Amendment of the 2017 Stock Plan or Awards
The board of directors could terminate the 2017 Stock Plan at any time and could from time to time amend the 2017 Stock Plan, as it considers proper and in the best interests of the Corporation, provided that no such amendment could be made (except adjustments expressly permitted by the 2017 Stock Plan) without the approval of shareholders of the Corporation if it would (i) reduce the exercise price of a stock option below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the 2017 Stock Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules. In addition, no amendment to the 2017 Stock Plan or to a previously granted equity-based award could impair the rights of a holder of any outstanding equity-based award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.
Subject to certain limitations, the Compensation and Pension Committee could amend or modify the terms of any outstanding equity-based award in any manner not prohibited by the 2017 Stock Plan. However, equity-based awards issued under the 2017 Stock Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price of such equity-based awards to the same participants. The Corporation could also suspend a participant’s rights under the 2017 Stock Plan for a period of up to sixty days while a participant’s termination for cause is considered.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The 2017 Stock Plan is intended to provide for the ability to grant equity-based awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the 2017 Stock Plan to be tax deductible to the Corporation while allowing, as nearly as practicable, the continuation of the Corporation’s pre-existing practices with respect to the award of equity compensation. The 2017 Stock Plan will be interpreted, administered and amended if necessary to achieve that intended purpose.
Stock options awarded under the 2017 Stock Plan would automatically qualify as performance-based compensation.
For a restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such equity-based award must be contingent upon the achievement of one or more performance goals established by the Compensation and Pension Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for equity-based awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation and Pension Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

Under the 2017 Stock Plan, the performance goals that may be established by the Compensation and Pension Committee, with respect to performance-based compensation, would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either the Corporation as a whole or to a subsidiary of the Corporation, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including, without limitation, growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; specified objective social goals; noninterest income; interest income; net interest income; deposit growth; and loan growth.
An equity-based award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; acquisitions, mergers or divestitures (including nonrecurring transaction-related expenses); securities offerings; accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.
No participant in the 2017 Stock Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Chemical Financial common stock available for awards under the 2017 Stock Plan. Performance-based compensation would be paid only after written certification by the Compensation and Pension Committee that the applicable performance goals have been satisfied.
Clawback
Equity-based awards under the 2017 Plan would be subject to Chemical Financial’s clawback policy. For more information, see “Elements of Compensation-Clawback Policy” below.
Registration of Shares
The Corporation intends to register shares covered by the 2017 Stock Plan under the Securities Act of 1933 before any restricted stock performance units, restricted stock service-based units, restricted stock, stock awards or other stock-based or stock-related awards are granted and before any stock options could be exercised.

Your Board of Directors
recommends that you vote FOR Proposal 3.

Proposal 4
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiaries as of and for the year ending December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, and to perform such other appropriate audit-related accounting, tax compliance or other tax services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2017.
More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the subheading “Board Committees – Audit Committee” and the headings “Audit Committee Report” and “Independent Registered Public Accounting Firm.”
If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.
Your Board of Directors and Audit Committee
recommend that you vote FOR Proposal 4.

Proposal 5
Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires, among other things, that the Corporation permit a non-binding, advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.
This proposal (sometimes referred to as a Say-on-Pay proposal) gives you, as a shareholder, the opportunity to approve or not approve executive compensation through the following resolution:

“Resolved, that the compensation paid to the Corporation’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby approved.”
The Corporation believes that our executive compensation programs and policies appropriately align named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation programs and policies are and have been competitive within the industry and in comparison with the compensation programs and policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.

The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.
The Corporation’s current policy is to provide shareholders with an opportunity to approve executive compensation each year at the annual meeting of shareholders. The next such vote is scheduled to occur at the 2018 annual meeting of shareholders.

Your Board of Directors and Compensation and Pension Committee
recommend that you vote FOR Proposal 5.

Proposal 6
Advisory vote on the frequency of the advisory approval of executive compensation

The Dodd-Frank Act requires the Corporation to obtain, at least once every six years, a shareholder vote on the frequency of a shareholder advisory approval of executive compensation.
This proposal gives the Corporation’s shareholders the opportunity to vote on whether the frequency of a shareholder advisory approval of executive compensation will occur every one, two or three years. Shareholders may also abstain from casting a vote on this proposal.
The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
Our shareholders voted on a similar proposal in 2011, with the majority voting for the shareholder advisory approval of executive compensation vote to occur each year. The board of directors believes that having an advisory approval of executive compensation each year is the appropriate approach because an annual advisory vote allows shareholders to provide ongoing, consistent and timely input regarding the Corporation’s executive compensation programs and policies.

Your Board of Directors and Compensation and Pension Committee
recommend that you vote ONE YEAR on Proposal 6.

Board of Directors
General
The board of directors presently consists of thirteen individuals. Mr. Anderson will retire from the board of directors effective at the annual meeting on April 26, 2017. The term of office for each of the directors is one year and expires at the annual meeting each year.
Chemical Financial’s Nominees for Election as Directors
Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2016.
James R. Fitterling, age 55, has served as a director of Chemical Financial since July 2010 and is Chairman of the Compensation and Pension Committee and a member of the Audit, Corporate Governance and Nominating and Risk Management Committees. Mr. Fitterling served as a director of Chemical Bank from July 2010 until April 2015. Mr. Fitterling is President and Chief Operating Officer of The Dow Chemical Company (Dow). Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became CEO of The OPTIMAL Group, affiliate of Petroliam Nasional Berhad (PETRONAS), Malaysia’s state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005; President, Basic Plastics in 2007; Vice President of Corporate Development in 2009; Senior Vice President of Corporate Development in April 2010; Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010; and Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011. Mr. Fitterling assumed additional executive oversight of Dow’s Chemicals and Energy Division in August 2011, assumed executive oversight for Feedstocks, Performance Plastics, Asia and Latin America in September 2012, was named Vice Chairman, Business Operations in October 2014, Vice Chairman and Chief Operating Officer in October 2015 and was named to his current role in February 2016. Mr. Fitterling is a member of Dow’s Office of the Chairman and CEO. He also serves as a member of the board of directors of Sadara Chemical Company. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors Mr. Fitterling’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.
Ronald A. Klein, age 58, was appointed to the board of directors of Chemical Financial upon completion of the merger with Talmer Bancorp, Inc. on August 31, 2016, and is a member of the Audit, Corporate Governance and Nominating and Risk Management Committees. Mr. Klein previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in April 2010. Since February 1999, Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc., a financial services company, formerly a publicly-traded Mortgage Real Estate Investment Trust (REIT) that originated, securitized and serviced manufactured home loans. Mr. Klein is also a principal in JK Ventures, a real estate investment company. Mr. Klein has served on the board of directors of Sun Communities, Inc., a publicly traded REIT that owns and operates manufactured housing communities, since January 2015. In nominating Mr. Klein, the Corporate Governance and Nominating Committee considered as important factors his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of publicly-held companies, his familiarity with an important market area in which Chemical Financial has expanded its operations, and his experience as a chief executive officer of a publicly-held financial services company. In addition, the merger agreement governing the Talmer merger required that Mr. Klein be nominated for election as a director at the 2017 annual meeting.

Richard M. Lievense, age 63, has served as a director of Chemical Financial since June 1, 2015 and is a member of the Risk Management Committee. Mr. Lievense is founder and Chairman of InSite Capital, LLC, a wholly-owned subsidiary of Chemical Financial. Mr. Lievense served as Chairman of the board of directors of Lake Michigan Financial Corporation (merged into Chemical Financial on May 31, 2015). Mr. Lievense was the principal founder of Lake Michigan Financial Corporation (LMFC), established in April 1998, and also served as its President and Chief Executive Officer. Mr. Lievense served as Chief Executive Officer and President of The Bank of Holland, a former subsidiary of LMFC. Mr. Lievense started his career at Ohio Citizens Bank. He was also employed by National City Bank and Old Kent Bank and served in various executive management positions. Mr. Lievense serves as a Director of Riverview Development Group and Chairman of Grand Angels, LLC. In nominating Mr. Lievense, the Corporate Governance and Nominating Committee considered as important factors Mr. Lievense’s extensive experience in the banking industry, his experience in leading a business organization, and his familiarity with an important market area in which Chemical Financial has expanded and operates.

Barbara J. Mahone, age 70, was appointed to the board of directors of Chemical Financial upon completion of the merger with Talmer Bancorp, Inc. on August 31, 2016, and is a member of the Compensation and Pension, Corporate Governance and Nominating and Risk Management Committees. Ms. Mahone previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in March 2013. Ms. Mahone retired from General Motors in 2008 as Executive Director, Human Resources, after 38 years of service. Ms. Mahone served on the board of directors for William Beaumont Health System from 1997 until 2015 and on the board of directors of Charter One Bank from 2002 until 2004. In nominating Ms. Mahone, the Corporate Governance and Nominating Committee considered as important factors Ms. Mahone’s experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, her experience serving as a director of a publicly-held company, and her familiarity with an important market area in which Chemical Financial has expanded and operates. In addition, the merger agreement governing the Talmer merger required that Ms. Mahone be nominated for election as a director at the 2017 annual meeting.

John E. Pelizzari, age 61, has served as a director of Chemical Financial and Chemical Bank since November 1, 2014 and is a member of the Audit, Compensation and Pension and Risk Management Committees. Mr. Pelizzari is also a community advisory director. Mr. Pelizzari served as Chairman of the board of directors of Northwestern Bancorp, Inc. (merged into Chemical Financial on October 31, 2014) from May 15, 2013 through October 31, 2014. Mr. Pelizzari has served as Chief Operating Officer of Burnette Foods, Inc., a family-owned company that operates fruit and vegetable processing plants in western Michigan, since 2009. Mr. Pelizzari served as President and Chief Executive Officer of Fifth Third Bank of Northern Michigan from 1997 through 2006 and President and Chief Executive Officer of Fifth Third Bank Central Indiana from 2006 through 2009. Mr. Pelizzari serves as Chairman of the board of directors of Munson Health Care and has been a director since 2009. Mr. Pelizzari has also served as a director of Crystal Enterprises, Inc. since 2012. In nominating Mr. Pelizzari, the Corporate Governance and Nominating Committee considered as important factors Mr. Pelizzari’s experience in the banking industry, his experience in leading a business organization, his familiarity with an important market area in which Chemical Financial has expanded and operates, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.
David T. Provost, age 62, was appointed to the board of directors of Chemical Financial upon completion of the merger with Talmer Bancorp, Inc. on August 31, 2016, serves as Vice-Chairman of the board of directors of Chemical Financial, and is a member of the Risk Management Committee. Mr. Provost previously served as Chief Executive Officer, President and a director of Talmer Bancorp, Inc., and as Chief Executive Officer of Talmer Bank and Trust beginning in 2008 and Chairman of Talmer Bank and Trust beginning in December 2009. Mr. Provost served as President of Talmer Bank and Trust from December 2009 until September 2014. Prior to joining Talmer, Mr. Provost served as Chairman and Chief Executive Officer of The PrivateBank-Michigan, then a subsidiary of Chicago-based PrivateBancorp, Inc. Mr. Provost also served as President and Chief Executive Officer of Bloomfield Hills Bancorp, and as Chairman and Chief Executive Officer of The Private Bank. Mr. Provost also spent 13 years in various capacities at Manufacturers National Bank of Detroit and Manufacturers National Bank of Novi (now Comerica Bank). Mr. Provost has served as a member of the board of directors of Plastipak Holdings, Inc. and its subsidiaries and as Chairman of its Audit Committee. In nominating Mr. Provost, the Corporate Governance and Nominating Committee considered as important factors Mr. Provost’s experience in the banking industry, his extensive experience in leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which Chemical Financial has expanded and operates. In addition, the merger agreement governing the Talmer merger required that Mr. Provost be nominated for election as a director at the 2017 annual meeting.

David B. Ramaker, age 61, is Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001 and served as Chairman of the Chemical Financial board of directors until August 31, 2016, preceding Mr. Torgow. Mr. Ramaker is a member of the Risk Management Committee. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (merged into Chemical Bank on December 31, 2000) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the board of directors of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank and the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker’s leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.
Larry D. Stauffer, age 71, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating and Risk Management Committees. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. Mr. Stauffer served as a consultant of Auto Wares Inc. from November 2007 until his retirement in March 2013. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer’s experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.
Jeffrey L. Tate, age 47, was appointed to the board of directors of Chemical Financial on March 1, 2017, and is a member of the Audit and Risk Management Committees.  Mr. Tate is the Corporate Auditor for The Dow Chemical Company, a position he has held since December 2012.  As leader of the Corporate Audit department, Mr. Tate is responsible for assessing the adequacy of accounting, financial, and operating controls of Dow’s global operations.  Mr. Tate began his Dow career in Louisiana in 1992 and held a variety of accounting and controller roles before relocating to Michigan for several finance leadership assignments in Dow Automotive, Investor Relations, Performance Materials and Performance Plastics.  In March 2012, he was named to Savoy Magazine’s Top 100 Most Influential Blacks in Corporate America. In 2010, Mr. Tate was chosen as a recipient of the National Achievement in Industry Award by the National Association of Black Accountants (NABA).  He is also a member of the Financial Executives International (FEI); the American Institute of Certified Public Accountants (AICPA); the Institute of Internal Auditors (IIA); National Black MBA Association; and Omega Psi Phi Fraternity, Incorporated.  Mr. Tate is a Certified Public Accountant and serves on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group and the Corporate Advisory Boards of both Consortium and NABA. He also serves in his community on the board of directors of the Midland Community Center Operating Board. Internally, he presides over the Finance function’s diversity and inclusion initiatives and served as past National Co-Chair of the African American Network. He actively recruits on college campuses on behalf of the Company and is often invited to speak on leadership, mentoring, and diversity topics across the country. Mr. Tate earned a Bachelor’s degree in Accounting from the University of Alabama. He also completed various executive education programs including the American Graduate School of International Management at Thunderbird, the Dartmouth College Strategic Finance Leadership Executive Program, and the University of Chicago Booth School of Business Executive Program for Prospective CFOs. In nominating Mr. Tate, the Corporate Governance and Nominating Committee considered as important factors Mr. Tate’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and background as an auditor and certified public accountant, his familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.

Gary Torgow, age 59, was appointed to the board of directors of Chemical Financial upon completion of the merger with Talmer Bancorp, Inc. on August 31, 2016 and serves as Chairman of the board of directors, succeeding Mr. Ramaker. Mr. Torgow is a member of the Risk Management Committee. Mr. Torgow previously served as Chairman of the board of directors of Talmer Bancorp, Inc. beginning in December 2009 and also served Talmer Bank and Trust in an executive capacity beginning in January 2010. Prior to joining Talmer Bancorp, Inc., Mr. Torgow served as the founder and Chairman of the Sterling Group, a Michigan-based real estate, development, investment and management company. Mr. Torgow also served as a board member of the Bank of Bloomfield Hills, on the Michigan Board of The PrivateBank, on the board and audit committee of Jackson National Life Insurance of New York, and on the board and finance committee of Blue Cross Blue Shield of Michigan. Mr. Torgow also serves on the executive board of Business Leaders for Michigan. In nominating Mr. Torgow, the Corporate Governance and Nominating Committee considered as important factors Mr. Torgow’s experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which Chemical Financial has expanded and operates. In addition, the merger agreement governing the Talmer merger required that Mr. Torgow be nominated for election as a director at the 2017 annual meeting.

Arthur A. Weiss, age 67, was appointed to the board of directors of Chemical Financial upon completion of the merger with Talmer Bancorp, Inc. on August 31, 2016, and is a member of the Audit, Corporate Governance and Nominating Committee and the Nominating and Risk Management Committees. Mr. Weiss previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in May 2007. Mr. Weiss is a shareholder and Chairman of the board of directors of the law firm of Jaffe, Raitt, Heuer & Weiss, P.C., where he has practiced law since 1976. Mr. Weiss has served on the board of directors of Sun Communities, Inc., a publicly traded Real Estate Investment Trust (REIT) that owns and operates manufactured housing communities, since 1996. Mr. Weiss has also served on the board of USMM, LLC, a majority-owned subsidiary of Centene Corporation, a publicly traded company. In nominating Mr. Weiss, the Corporate Governance and Nominating Committee considered as important factors Mr. Weiss’ experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which Chemical Financial has expanded and operates. In addition, the merger agreement governing the Talmer merger required that Mr. Weiss be nominated for election as a director at the 2017 annual meeting.

Franklin C. Wheatlake, age 69, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Corporate Governance and Nominating and Risk Management Committees and a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake serves as Lead Independent Director, a position he has held since April 2014. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake’s experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

Board Committees
Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee
The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2016:

Director	Independent Director(1)	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

Gary E. Anderson(4)	Yes	Member(2)	Member	Member	Member
James R. Fitterling	Yes	Member(2)	Chairman	Member	Member
Ronald A. Klein(3)	Yes	Member(2)		Member	Member
Richard M. Lievense	No				Member
Barbara J. Mahone(3)	Yes		Member	Member	Member
John E. Pelizzari	Yes	Member	Member		Member
David T. Provost(3)	No				Member
David B. Ramaker	No				Member
Larry D. Stauffer	Yes	Chairman		Member	Member
Jeffrey L. Tate(5)	Yes	Member(2)			Member
Gary Torgow(3)	No				Member
Arthur A. Weiss(3)	Yes	Member		Member	Member
Franklin C. Wheatlake	Yes	Member	Member	Chairman	Chairman

(1)
Independent as that term is defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the Securities and Exchange Commission.

(3)	Appointed to the board of directors effective August 31, 2016.

(4)	Mr. Anderson will retire from the board of directors effective at the 2017 annual meeting.

(5)	Appointed to the board of directors effective March 1, 2017.
Audit Committee.    The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes and audits of the consolidated financial statements of the Corporation and its subsidiaries on behalf of the board of directors of the Corporation and reports the results of its activities to the board of directors. The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee also oversees and reviews the performance of the Corporation’s internal audit function. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ Listing Rules and public company custom and practice. The Audit Committee may establish subcommittees with such powers and authority as specifically determined and delegated by the Audit Committee. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Audit Committee met four times during 2016.

Compensation and Pension Committee.    The Compensation and Pension Committee determines and oversees the Corporation’s executive compensation philosophy, structure, policies and programs, assesses whether the Corporation’s compensation structure establishes appropriate incentives for management and employees, reviews salaries, bonuses and other compensation of all officers of Chemical Financial and its subsidiaries, administers Chemical Financial’s share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation’s benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. The Compensation and Pension Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Compensation and Pension Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation and Pension Committee. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation and Pension Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Compensation and Pension Committee met four times during 2016.
Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders of the Corporation or its subsidiaries. The Corporate Governance and Nominating Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Corporate Governance and Nominating Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the committee. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Corporate Governance and Nominating Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Corporate Governance and Nominating Committee met three times during 2016.
Risk Management Committee.    The Risk Management Committee oversees and assesses the adequacy of the Corporation’s management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The committee is also responsible for monitoring the Corporation’s risk management profile and obtaining reasonable assurance of adherence to the Corporation’s risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that the Corporation has adequate procedures and processes for assessing risk across all of the Corporation’s operations. The Risk Management Committee reviews the fiduciary activities of the Corporation and Chemical Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Corporation and Chemical Bank. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Risk Management Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” In discharging its oversight role, the Risk Management Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation. The Risk Management Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Risk Management Committee met four times during 2016.

Corporate Governance
Board and Annual Meeting Attendance
During 2016, the Chemical Financial board of directors held six regular meetings and four special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting of shareholders each year. All of the directors serving at April 18, 2016 attended the Corporation’s 2016 annual meeting.
Director Nominations
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation.
Nominations by shareholders may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•
such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee’s recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees.
In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:
Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.
In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with the Corporation’s market areas. The board of directors believes that the Corporation and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board.

Shareholder Communication with the Board
Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o William C. Collins, General Counsel and Corporate Secretary, Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.
Board Leadership Structure
The positions of Chief Executive Officer of Chemical Financial and Chairman of the board of directors are held by separate individuals. Succeeding Mr. Ramaker, Mr. Torgow was appointed Chairman of the board of directors effective August 31, 2016. Mr. Provost was appointed Vice-Chairman of the board of directors effective at the same time. The board of directors believes this structure is appropriate from a governance perspective in light of the importance of successfully integrating Talmer with and into Chemical Financial. In order to provide for a greater role for the independent directors in the oversight of the Company, the Company has also appointed a Lead Independent Director, Mr. Wheatlake. Chemical Financial has an independent director serving as the chairperson of each of the Audit Committee, the Compensation and Pension Committee, the Corporate Governance and Nominating Committee, and the Risk Management Committee.

The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer and the other directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial’s management to the directors;

•	being available as a resource to consult with the Chief Executive Officer and the other directors on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and the other directors;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda for, and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between the directors and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.
Common Stock Ownership Guidelines
In January 2008, the board of directors established stock ownership guidelines for its directors. Directors, as of April 30, 2008, are required to retain ownership equal to five times the paid annual equity retainer, with a five year timeframe to attain the designated ownership level. Directors appointed to the board after April 2008 are required to retain ownership equal to five times the paid annual retainer (sum of equity and cash retainers) with a five year timeframe to attain the designated ownership level.
In December 2008, the Compensation and Pension Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for the named executive officers and other executive and senior officers of the Corporation and Chemical Bank. Expected ownership is expressed as a percentage of base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker - 500%; Mr. Klaeser - 300%; Ms. Gwizdala - 300%; Mr. Amat – 300%; Mr. Kohn – 300%; and Mr. Rathbun – 300%. Each named executive officer, as well as each other executive and senior officer of the Corporation or Chemical Bank, is allowed five years from the date the guidelines first become applicable to him or her to achieve the expected stock ownership.

Individuals who acquire shares of common stock under the Corporation’s equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until stock ownership guidelines are satisfied or 36 months following acquisition.

Anti-Hedging Policy
Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of Chemical Financial’s common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.
Board’s Role in Risk Oversight
Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees – Risk Management Committee” of this proxy statement.
Board Tenure Limits
The policies of the board of directors require that directors retire from the board at the next annual meeting of the Corporation which occurs after the director’s 72nd birthday. In addition, directors are required to submit a resignation in the event of a significant change in the director’s personal or professional circumstances that would reasonably cause a re-examination of the director’s continued membership on the board. The resignation must be submitted annually to the Corporate Governance and Nominating Committee, and the decision whether to accept the resignation is made by vote of the full board.

The board of directors has adopted a policy limiting the tenure of any director to a maximum period of twelve years. Under the policy, members of the board of directors who were serving as of the date of adoption of the policy may serve for up to an additional period of twelve years from that date, subject to the Corporation’s policy requiring mandatory retirement for directors at age 72. Prospectively, newly elected directors may serve for a period of twelve years, or until mandatory retirement at age 72, whichever occurs first. The policy provides that the twelve year service limitation may be modified by the board of directors in individual cases, if the particular expertise of a director and the needs of the Corporation make it desirable to grant such an extension.

Directors that are appointed to the board of directors in connection with an acquisition will be subject to annual reelection to one year terms assuming they continue to satisfy the qualification requirements. Such directors will serve for a predetermined transition period following the acquisition, not to exceed two years. At the end of the predetermined transition period, such directors must submit to the board of directors a resignation and the Corporate Governance and Nominating Committee will determine whether or not to accept such resignation.

Uncontested Election Director Resignation Policy

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors must then act on the committee’s recommendation and determine whether to accept or reject the recommendation. Following the board’s decision, the Corporation will promptly disclose the board of directors’ decision and process (including, if applicable, the reasons for rejecting the resignation) in a periodic or current report filed with the SEC. Any director who tenders his or her resignation is not permitted to participate in the committee’s recommendation or the board’s decision.
Assessment of Board Performance
The Corporate Governance and Nominating Committee is responsible for coordinating the annual evaluation of the board of directors’ performance. The committee will receive comments from all directors relative to the board’s performance and such comments will be discussed with the full board. The purpose of the evaluation is to increase the effectiveness of the board as a whole and not to focus on the performance of individual directors. The committee will also utilize the results of this evaluation process when determining the characteristics and assessing critical skills required of prospective candidates for nomination or appointment to the board and making recommendations to the board with respect to assignments of directors to the various board committees.
The board of directors and each committee of the board of directors conducts an annual self-assessment survey. The survey utilizes questionnaires completed by each board and committee member. The responses are compiled and shared with the board, and provide a useful tool for evaluation of the effectiveness of the governance and management of the Corporation.

Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process and its internal control over financial reporting and related disclosure controls and procedures on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related disclosures that are included in the Company’s 2016 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, the clarity of disclosures in and concerning the financial statements, and the internal controls and disclosure controls and procedures that support management’s accounting and disclosure judgments and the certifications of the Chief Executive Officer and the Chief Financial Officer that the financial statements of the Company fairly present, in all material respects, the financial condition, results of operations, and cash flows of the Company. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Chemical Financial’s internal control over financial reporting.
All audit and non-audit services provided to the Company by its independent registered public accounting firm, KPMG LLP, are pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority, and the committee considers the compatibility of such non-audit services with the registered public accounting firms’ independence. The Audit Committee evaluated the performance of KPMG LLP, including the senior audit engagement team, and determined to retain KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2016. In doing so, the Audit Committee considered the quality and efficiency of the services provided by the independent registered public accounting firm and the technical expertise of the independent registered public accounting firm, tenure as the Company’s independent registered public accounting firm, and knowledge of the Company’s operations and industry. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the board of directors ask shareholders to ratify the appointment of the independent registered public accounting firm at the 2016 Annual Meeting (see Proposal 4 – Ratification of Appointment of KPMG LLP).
The Audit Committee’s meetings included executive sessions with the Company’s independent registered public accounting firm and with the Company’s director of internal audit. The Audit Committee meets with the Company’s internal audit staff and the independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, results of their examinations, their evaluations of internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee’s meetings also included reviewing the Company’s planned public disclosures of quarterly and annual financial results, including review with management and the independent registered public accounting firm of the financial statements and management’s discussion and analysis of financial condition and results of operations disclosures in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filings prior to filing with the SEC and of matters relating to the Company’s internal control over financial reporting and disclosure controls and procedures for such filings.

Numerous other informal meetings and communications among the Audit Committee Chair, various Audit Committee members, the independent registered public accounting firm, the director of internal audit, the chief financial officer and the director of risk management also occurred. The agenda for each of the Audit Committee’s meetings is established by the Audit Committee Chair and the director of internal audit.
In its meetings with representatives of the independent registered public accounting firm, the Audit Committee asked them to address, and discuss their responses to, questions relevant to the Audit Committee’s oversight. These discussions included significant accounting judgments or estimates made by management in preparing the financial statements, fair presentation to investors in the financial statements of the Company’s financial position and performance in accordance with generally accepted accounting principles and SEC disclosure requirements, and implementation of internal controls and internal audit procedures that are appropriate for the Company.

The independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements of Chemical Financial are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Committee has received written materials addressing KPMG LLP’s internal quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.(1)
Respectfully Submitted,

Larry D. Stauffer, Chairman	John E. Pelizzari
Gary E. Anderson	Arthur A. Weiss
James R. Fitterling	Franklin C. Wheatlake
Ronald A. Klein

(1) Mr. Tate joined the Audit Committee in March 2017 and did not participate in the review and discussion referred to under Audit Committee Report.

Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2016 and 2015. The Audit Committee has reappointed KPMG LLP for the year ending December 31, 2017. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 26, 2017, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2016 are as follows:

	2016	2015

Audit Fees(1)	$1,733,846	$1,089,287
Audit-Related Fees(2)	387,645	159,710
Tax Fees(3)	876,803	449,998
All Other Fees	—	—
Total	$2,998,294	$1,698,995

(1)
Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act, quarterly review procedures for Quarterly Reports on Form 10-Q and acquisition-related audit procedures.

(2)	Services related to accounting matters not arising as part of the audit, including fees related to acquisition-related matters in 2015 and 2016.

(3)	Fees primarily related to tax consulting and acquisition-related tax matters and also includes tax compliance services beginning in 2015.
All services provided by the independent registered public accounting firm in 2016 and 2015 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee’s pre-approval policy, see “Board Committees – Audit Committee.”

Ownership of Chemical Financial Common Stock
Five Percent Shareholders
The following table lists the only shareholders known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2016:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

BlackRock, Inc.(3)	6,621,650	—	6,892,417	—	6,892,417	9.6%
55 East 52nd Street New York, NY 10022

The Vanguard Group(4)	97,391	7,408	5,538,068	101,416	5,639,484	7.9%
100 Vanguard Blvd. Malvern, PA 19355

(1)
The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)
Based on information filed with the SEC on Schedule 13G on January 23, 2017. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

(4)
Based on information filed with the SEC on Schedule 13G on February 10, 2017. The Vanguard Group, an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2016 by each of Chemical Financial’s directors and nominees for director, (except for Messrs. Provost and Torgow), each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group. For Messrs. Provost and Torgow, the table sets forth information concerning the number of shares of Chemical Financial common stock held as of January 31, 2017 due to their exercising stock options and selling a portion of their Chemical Financial common stock during January 2017.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting or Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership	Percent of Class

L. Amat	1,444	9,497	17,434	2,193	30,568	*
G. E. Anderson	14,664	12,993	—	—	27,657	*
J. R. Fitterling	21,544	—	—	—	21,544	*
L. A. Gwizdala	48,395	650	50,765	6,375	106,185	*
D. L. Klaeser	78,776	—	76,185	—	154,961	*
R. A. Klein	31,949	—	20,317	126	52,392	*
T. W. Kohn	44,217	8,034	52,251	6,626	111,128	*
R. M. Lievense	15,000	44,597	28,030	—	87,627	*
B. J. Mahone	19,278	—	—	126	19,404	*
J. E. Pelizzari	4,481	—	—	9	4,490	*
D. T. Provost	101,768	283	—	—	102,051	*
D. B. Ramaker	1,013	90,969	156,119	17,403	265,504	*
R. S. Rathbun	—	9,266	22,718	1,416	33,400	*
L. D. Stauffer	18,706	4,434	—	—	23,140	*
J. L. Tate	—	—	—	—	—
G. Torgow	104,068	1,339	—	—	105,407	*
A. A. Weiss	43,933	—	—	251	44,184	*
F. C. Wheatlake	6,110	82,294	—	—	88,404	*
Group Total	555,346	264,356	423,819	34,525	1,278,046	1.8%
All Directors and Executive Officers as a Group (23 persons)	651,361	282,913	577,770	43,487	1,555,531	2.2%
*Less than 1%.

(1)
The numbers of shares stated are based on information furnished by each person listed and include shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(3)
These numbers include stock units credited to each director’s account under the Chemical Financial Corporation Directors’ Deferred Stock Plan. Distributions of shares of common stock of Chemical Financial equal to the number of stock units in the participating director’s account will occur upon the director’s retirement, termination of service, death or a change in control of Chemical Financial. These numbers also include restricted stock performance units earned by the named executive officers as of December 31, 2016 that became vested on February 28, 2017.

Executive Officers
Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Ramaker is included in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2016.
Leonardo Amat, age 48, is Executive Vice President and Chief Operating Officer – Business Operations of Chemical Bank. Mr. Amat joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline) in 1991. Shoreline merged with Chemical Financial in January 2001. Mr. Amat was named Vice President and Regional Manager – Commercial Loans in 1998 and served as a Community Bank President from 2002 to 2007. Mr. Amat served as Regional President of the South Region from 2007 to May 2012 and as Executive Vice President and Chief Risk Management Officer from May 2012 to April 19, 2015. Mr. Amat was named Chief Operating Officer – Business Operations on April 20, 2015. Mr. Amat is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
William C. Collins, age 64, is Executive Vice President, General Counsel and Secretary of Chemical Financial and Chemical Bank, a position he has held since May 16, 2011. Mr. Collins served as a partner of the law firm of Currie Kendall PLC from 1983 to 2005 and as its managing partner from 2005 to May 15, 2011. Mr. Collins is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
Lori A. Gwizdala, age 58, is Executive Vice President of Special Projects of Chemical Bank. Prior to August 31, 2016, Ms. Gwizdala served as Executive Vice President, Chief Financial Officer and Treasurer of Chemical Financial and Chemical Bank. Ms. Gwizdala joined Chemical Financial as Controller on January 1, 1985 and was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala served as a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. From May 2015 to December 2016, Ms. Gwizdala served on the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation. Ms. Gwizdala is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Ms. Gwizdala has served as Treasurer of the Chemical Bank Foundation’s Board of Trustees since January 2013. Ms. Gwizdala has served as a member of Ferris State University’s Board of Trustees since December 2012. Ms. Gwizdala is a certified public accountant.
Lynn M. Kerber, age 48, is Executive Vice President and Chief Risk Officer of Chemical Bank. Ms. Kerber joined Citizen’s Trust and Savings Bank, a subsidiary of Shoreline Financial Corporation (Shoreline) in 1990. Shoreline merged with Chemical Financial in January 2001. Ms. Kerber was named Vice President and Commercial Loan Officer in 2000, Senior Vice President in 2004 and a Community Bank President in 2005. Ms. Kerber served as Regional President of the West Region from 2009 to May 2012 and as Executive Vice President and Regional President of the South Region from May 2012 to April 19, 2015. Ms. Kerber was named Chief Risk Management Officer on April 20, 2015. Ms. Kerber is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Ms. Kerber has served as President of the Chemical Bank Foundation’s Board of Trustees since January 2013.
Dennis L. Klaeser, age 59, is Executive Vice President and Chief Financial Officer of Chemical Financial and Chemical Bank. Mr. Klaeser is also Treasurer of Chemical Financial. Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 to August 2016. Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. until it was merged into Talmer Bank and Trust in February 2014. Mr. Klaeser is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Klaeser has also served on the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, since December 2016. Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc., where he was responsible for financial and accounting functions as well as strategic planning, capital markets, SEC, regulatory and board reporting, Sarbanes-Oxley, and investor relations. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities.
Thomas W. Kohn, age 62, is Chief Executive Officer of InSite Capital, LLC and Vice Chairman of Chemical Bank. Mr. Kohn became affiliated with the Company on December 31, 1981 through a bank acquisition and served the Company in various capacities until 1986. Mr. Kohn rejoined the Company in 1991 as President of Chemical Bank Montcalm (consolidated into Chemical Bank West) and served in that position until January 2002. Mr. Kohn served as President, Chief Executive Officer and a director of

Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Kohn was Executive Vice President, Community Banking, of Chemical Bank from January 1, 2006 until April 2015 and Secretary of Chemical Financial from April 2007 to May 16, 2011. Mr. Kohn was named Vice Chairman of Chemical Bank and a member of the Chemical Bank board of directors on April 20, 2015. Mr. Kohn was appointed Chief Executive Officer and to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on August 17, 2015. Mr. Kohn is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Kohn has served as a Vice President of the Chemical Bank Foundation’s Board of Trustees since January 2013.
Robert S. Rathbun, age 53, is Executive Vice President and Chief Operating Officer – Customer Experience of Chemical Bank. Mr. Rathbun joined Chemical Bank in 1987, working in Corporate Loan Review and Corporate Compliance before transferring to commercial lending in 1997. In 2003, he was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of the Midland Community Bank and Senior Lender for the Owosso, Clare and Midland Community Banks. Mr. Rathbun served as Regional President of the East Region of Chemical Bank from May 2012 to April 19, 2015. Mr. Rathbun was named Executive Vice President and Chief Operating Officer – Customer Experience on April 20, 2015. Mr. Rathbun was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Rathbun is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Rathbun has served as a Vice President of the Chemical Bank Foundation’s Board of Trustees since January 2013.
Thomas C. Shafer, age 58, is Executive Vice President and Director of Regional and Community Banking of Chemical Bank. Mr. Shafer is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Shafer served as Vice Chairman of Talmer Bancorp, Inc. from 2011 until September 2014, and subsequently served as Chief Operating Officer of Talmer Bancorp, Inc. and President of Talmer Bank. Mr. Shafer also served as Chief Executive Officer and President and as a director of First Place Bank, a wholly-owned subsidiary of Talmer Bancorp, Inc., until it was merged into Talmer Bank in February 2014. Before joining Talmer, Mr. Shafer served Citizens Republic Bancorp for a 16-year period in various executive-level positions, including as Executive Vice President, Regional Banking Executive Vice President of Commercial Banking, Chief Credit Officer and Regional President, and Executive Vice President, Specialty Banking.

Daniel W. Terpsma, age 62, is Executive Vice President of Commercial Lending of Chemical Bank, a position he has held since September 14, 2015. Mr. Terpsma previously served Chemical Bank as Managing Director – Strategic Growth from November 1, 2014 to September 13, 2015. Mr. Terpsma served as President and Chief Executive Officer of Northwestern Bank from 2013 to October 31, 2014, when it was acquired by Chemical Financial. Mr. Terpsma held senior management positions from 1983-2012 with Old Kent Financial Corporation, LaSalle Bank/ABN Amro Corporation, Bank of America Corporation and Westwater Group. Mr. Terpsma is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
James E. Tomczyk, age 64, is Executive Vice President and Senior Credit Officer of Chemical Bank. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. Mr. Tomczyk served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Tomczyk became Executive Vice President and Senior Credit Officer in January 2006. Mr. Tomczyk is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Compensation and Pension Committee Report
In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with the Chief Executive Officer of the Corporation. Based on this review and discussion, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation’s 2017 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2016.
Respectfully Submitted,

James R. Fitterling, Chairman	John E. Pelizzari
Gary E. Anderson	Franklin C. Wheatlake
Barbara J. Mahone
Compensation and Pension Committee Interlocks and Insider Participation
During 2016, the Compensation and Pension Committee was composed of Mr. Fitterling, Chairman, Messrs. Anderson, Pelizzari and Wheatlake, Mr. Moore until his retirement effective at the 2016 annual meeting, and Ms. Mahone beginning on August 31, 2016. None of these members were, during the last fiscal year, an officer or employee of the Corporation or formerly an officer of the Corporation. None of the Corporation’s executive officers served as a member of a compensation committee (or board committee performing a similar function) of another entity, or served as a director of another entity, for which any executive officer of these entities served as a member of the Compensation and Pension Committee or as a director of the Corporation.

Compensation Consultant

As discussed further under “Compensation Discussion and Analysis,” in determining the terms and conditions of the executive employment agreements, the Compensation and Pension Committee engaged Aon Hewitt, an independent compensation consultant, to provide compensation analyses of a select group of peer companies. Aon Hewitt was paid aggregate fees of $41,328 for such services. In addition to these services, McLagan, a division of Aon Hewitt, provided incentive plan benchmarking and review services to the Corporation during 2016 and was paid aggregate fees of $187,200 for such services. Management recommended, and the committee approved, such additional services.

Executive Compensation
Compensation Discussion and Analysis
This section discusses material elements of the Corporation’s compensation of the named executive officers and other matters relevant to the Corporation’s compensation program.
The Compensation and Pension Committee (the Committee) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial’s compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial’s compensation plans and reviews and approves the compensation of executive and senior management. The Committee recommends to the full board of directors for approval all components of executive compensation. The Committee currently consists of five directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Chemical Financial’s Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).
Executive Summary
How Did we Perform in 2016?
Chemical Financial’s performance in 2016 remained strong on both an absolute basis and relative to our peers. Additionally, we successfully completed the merger of Talmer with and into the Chemical family.
Chemical Financial’s total shareholder return for 2016 was 62% compared to 39% for the KBW NASDAQ Regional Banking Index and 12% for the S&P 500 Index. Over the five-year period ending on December 31, 2016 we have significantly outperformed these indexes, as well. Furthermore, we increased our annual cash dividend in 2016 to $1.06 from $1.00 in 2015.

Chemical Financial Corporation

Total Return Performance
Chemical Financial Corporation
KBW NASDAQ Regional Banking Index
S&P 500 Stock Index
Index Value
350
300
250
200
150
100
50
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16

The dollar values for the cumulative total shareholder return in the above graph are shown below:

	December 31,
	2011	2012	2013	2014	2015	2016
Chemical Financial Corporation	$100.00	$115.71	$159.28	$159.16	$183.67	$297.64
KBW Nasdaq Regional Banking Index	100.00	113.25	166.31	170.34	180.41	250.80
S&P 500 Stock Index	100.00	116.00	153.57	174.60	177.01	198.18

Source: SNL Financial LC, Charlottesville, VA. SNL Financial is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.
Note: Both of these indices are based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by S&P. The KBW Nasdaq Regional Banking Index is published by Keefe, Bruyette & Woods, Inc. (KBW), an investment banking firm that specializes in the banking industry. The KBW Nasdaq Regional Banking Index is composed of 50 small and mid-cap U.S. regional banks or thrifts that are publicly traded. The stock performance graph assumes that $100 was invested on December 31, 2011, and that all dividends were reinvested. It should be noted that historical performance information is no guarantee of future performance.

How Does Performance Relate to Executive Compensation?

The Committee believes that Chemical Financial’s executive compensation programs align with and drive shareholder value creation. The executive compensation programs are intended to align each executive’s compensation with our performance – both in the short-term through an annual cash incentive and in the long-term through performance-based equity awards. The program is calibrated to deliver fair levels of compensation to attract, motivate and retain key executives.

Our program consists of three main components: base salary, annual bonus, and long-term incentives.

Base Salary.   Annual base salaries are calibrated to provide fair and competitive levels of compensation to attract and retain executives and senior officers with exceptional abilities and talent. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and current competitive practices of peer group companies. While the Committee considers all of these factors, it ultimately determines annual base salaries, in its judgment, based on what it considers to be reasonable, appropriate and in the best interest of the Corporation and its shareholders.
Annual Cash Bonus Incentives.   Annual cash bonus incentives align executive and senior officer compensation with the Corporation’s overall financial performance, and differentiate based on their individual contributions to this performance. Target incentive opportunities are set by the Committee taking into account the executives’ role and responsibilities and opportunities for similar roles at our peers. 2016 performance goals for our named executive officers (other than Mr. Klaeser, who did not participate in the Chemical Financial incentive plan in 2016) are comprised of corporate goals and individual goals, as well as department goals for Messrs. Amat and Rathbun. The 2016 weightings of these goals for each of the named executive officers were as follows:

NEO	Corporate	Department	Individual

Ramaker	80%	—	20%
Gwizdala	70%	—	30%
Kohn	70%	—	30%
Amat	40%	40%	20%
Rathbun	40%	40%	20%

The corporate goals are what we consider to be the most prescient financial measures of the short and long-term success of our business. The corporate goals and weightings underlying the 2016 annual incentive plan were as follows:

•	Diluted EPS (60% of the corporate goal) which is a critical measure of the overall profitability of the Corporation;

•	Deposit growth (20% of the corporate goal) which provides the fuel for expanding our lending activities;

•
Noninterest expense (20% of the corporate goal) which directly impacts our profitability and is wholly controllable by the Corporation, in contrast to certain macroeconomic factors affecting our business.

Individual and department goals are also key indicators of performance with respect to objectives that enhance shareholder value. The results measured by these goals are more specific to the executive’s individual role or department. These goals may be either qualitative or quantitative in nature, and in the case of Messrs. Amat and Rathbun include financial objectives that are specific to their department.
Each of the corporate, department and individual goals has a payout range from 0% of the target payout for below threshold performance, to 50% of target for threshold performance, to 150% of target for maximum performance.
In addition to the corporate, department and individual goals, two overall qualifiers are applied to the annual cash bonus incentives that may reduce the payouts under certain circumstances.

•
First, if the Corporation’s diluted earnings per common share for the year does not equal or exceed the shareholder cash dividends paid per share for the year, the payout to the named executive officers is reduced by 50%.

•
Second, if the overall achievement with respect to the corporate components of the plan is not greater than 80% of target, the payout to the named executive officers that is tied to the individual performance may not exceed 100% of the target payout.

The Company achieved both of these overall qualifiers in 2016. The Committee further determined and the board of directors approved that payouts with respect to the corporate component of the plan were earned at 132.46% of target for 2016. The combination of corporate goal achievement with individual performance achievement and department achievement in the cases of Messrs. Amat and Rathbun resulted in the following annual cash incentive bonus payouts for 2016.

	Target Opportunity		Actual Payout
Name	% of Salary	$ Value	% of Salary	$ Value
Mr. Ramaker	80%	$549,809	131%	$720,091
Ms. Gwizdala	60%	206,741	130%	269,228
Mr. Amat	60%	185,596	130%	241,248
Mr. Kohn	50%	164,304	130%	213,964
Mr. Rathbun	60%	185,596	130%	241,248

Long-term Incentives. A significant portion of each named executive officer’s compensation is delivered through long-term incentive compensation. Awards under Chemical Financial’s long-term equity-based compensation plan are designed to:

•	closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted financial and other performance goals; and

•	encourage long-term investment in the Corporation by participating officers.

To achieve these goals, we use three types of long-term incentive equity compensation:

1.
Restricted stock performance units (60% of the total award in 2016) reward executives for the achievement of key financial goals. These goals for the performance period beginning in 2014 and ending in 2016 were diluted EPS (weighted 65%) and efficiency ratio (weighted 35%).

2.	Restricted stock service-based units (10% of the total award in 2016) encourage executive retention and vest in their entirety five years from the date of grant.

3.
Stock options (30% of the total award in 2016) align executive and shareholder interests by providing an incentive for long-term shareholder value creation. They also encourage executive retention and vest over a five year period beginning one year from the date of grant.

In determining the amount of long-term incentive compensation to be delivered to each executive, the Committee establishes a target for each named executive officer equal to a percentage of his or her base salary. The number of shares granted is determined by dividing this total award opportunity by the established mix of the three award vehicles, and then converting the dollar amount into a number of shares utilizing the fair value of the awards on the date of grant.

Retention Restricted Stock Unit Awards. In accordance with their terms, all unvested Chemical Financial restricted stock units (RSUs) granted before 2016 were scheduled to fully vest upon completion of the Talmer merger, entitling holders of RSUs to receive one share of Chemical Financial common stock for each RSU awarded. Prior to completion of the Talmer merger, certain holders of RSUs received additional RSUs equal to 25% of the holder’s outstanding unvested RSUs, which modified their existing unvested RSUs to forego immediate vesting and, instead, kept unvested RSUs subject to the existing performance-based or time-based vesting schedules. In addition, the additional RSUs provide, and the existing unvested RSUs were modified to provide, that upon a change in control of the Corporation, accelerated vesting occurs only upon a qualifying termination of employment post-change in control. Mr. Klaeser did not participate as he was not a Chemical Financial employee at the time of the offer. Mr. Ramaker elected to preserve the original performance-based or time-based vesting requirements of his RSUs, but chose to forgo the additional 25% retention award. The remaining named executive officers were granted the additional RSUs shown in the following table in August, 2016.

Name	Retention Shares	In $
Mr. Ramaker	0	$0
Mr. Amat	1,781	82,336
Ms. Gwizdala	3,976	183,810
Mr. Kohn	4,132	191,022
Mr. Rathbun	1,246	57,603

2014 through 2016 Restricted Stock Performance Unit Cycle Payout
For the 2014 through 2016 performance period, payouts of restricted stock performance units were dependent on performance relative to two goals: diluted earnings per share (weighted 65%) and efficiency ratio (weighted 35%). Goals for the 2014 through 2016 cycle performance period were set at the beginning of the performance period and represent 29% growth in diluted EPS and 6.5% improvement in the efficiency ratio over the performance period.
Each of the goals is subject to a payout range from 0% of target for below threshold performance, to 50% of target for threshold performance, to 150% of target for maximum performance. The Committee further determined and the Board of Directors approved that payouts with respect to the performance measurement were earned at 150% of target for the 2014 through 2016 cycle.
The payout of the 2014 through 2016 performance restricted stock units will occur in March 2017 with the named executive officers receiving the following payouts based on the payout at 150% of target and an 84% increase in stock price over the performance period.

	Target Opportunity ($29.45 stock price)		Total Payout ($54.17 stock price)
Name	Shares	In $	% of Target	Shares	In $
Mr. Ramaker	11,602	$341,679	150%	17,403	$942,721
Ms. Gwizdala	4,250	125,163	150%	6,375	345,344
Mr. Kohn	4,417	130,081	150%	6,626	358,903
Mr. Amat	1,462	43,056	150%	2,193	118,795
Mr. Rathbun	944	27,801	150%	1,416	76,705

Merger Completion Awards.   To recognize the substantial contributions of our executives towards the successful completion of the Talmer merger, the Board of Directors approved discretionary recognition awards to the named executive officers, paid in the form of shares of common stock. The value of the discretionary awards granted to the named executive officers was as follows: Mr. Ramaker – $0; Mr. Klaeser – $75,000; Ms. Gwizdala – $75,000; Messrs. Amat and Rathbun – $70,000; and Mr. Kohn – $50,000. Mr. Ramaker did not receive an award under this program.

2016 Say-on-Pay Results

The Corporation provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (Say-on-Pay proposal). At the Corporation’s annual meeting of shareholders held in April 2016, a 94% of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Corporation’s executive compensation for 2015. The Committee believes this affirms shareholders’ support of the Corporation’s approach to executive compensation. In light of the voting results, the Committee did not materially change its approach to executive compensation in 2016. The Committee will continue to consider the outcome of advisory votes on the Corporation’s Say-on-Pay proposals when making future compensation decisions for the named executive officers.

Corporate Governance Highlights

Our executive compensation programs feature a number of leading compensation governance practices:

•	A separate Chairman and Chief Executive Officer, and additionally, a Lead Independent Director;

•
Significant stock ownership guidelines, which were increased in for 2017 to require the CEO to retain 5 times his salary in common stock and the other named executive officer’s to retain 3 times their salary in common stock;

•	Holding requirements were also added in 2017 requiring executives to retain 50% of the net shares they receive from equity awards until they reach stock ownership guidelines;

•	Maximum payout opportunities for annual and long-term incentives;

•	Qualifiers that limit annual incentive pay if not achieved;

•	Peer group comparison of executive pay;

•	Limited perquisites;

•	Double-trigger change in control provisions;

•	Independent compensation consultant;

•	A clawback policy;

•	No repricing of stock options without shareholder approval; and

•	No gross-ups of change in control payments.

Executive Compensation Actions Relating to the Merger with Talmer Bancorp, Inc.
In connection with the merger with Talmer Bancorp, Inc. (Talmer), the Committee and the board of directors determined that a number of actions with respect to Chemical Financial’s executive compensation program were appropriate. A summary of these actions follows.
Executive Employment Agreements. Chemical Financial historically has not used executive employment agreements as part of its executive compensation program. However, in connection with the Talmer merger, the Committee and the board of directors determined that entering into executive employment agreements with select executive officers was appropriate and in the best interests of the Corporation and its shareholders. In making this determination, the Committee and the board considered, among other factors:

•	the perceived benefits to the Corporation of ensuring the retention and hiring of a highly qualified executive management team to lead the Corporation post-merger;

•
the perceived benefits to the Corporation of having clearly defined terms and conditions of employment with members of the executive management team, including terms and conditions relating to the protection of the Corporation’s confidential information and obligations of the executive officer not to compete with, and not to solicit customers or employees of, Chemical Financial during and for a period of time following employment with the Corporation;

•
the perceived benefits to the Corporation and the executive officer of providing the executive officer with certain severance benefits following a termination of employment, including in the event of a change in control of the Corporation, such as providing the executive officer with a competitive compensation package relative to peers, retention of the executive officer, generally, and incentivizing the executive officer to maximize shareholder value by remaining with the Corporation during the process of a potential change in control transaction and to assure the effective and orderly completion of a change in control transaction;

•
negotiations and discussions with the Talmer board of directors and management during the merger process that entering into executive employment agreements with select executive officers would occur in connection with completion of the merger; and

•	the practices of peers and analyses of Aon Hewitt as discussed further below.
In determining the terms and conditions of the executive employment agreements, the Committee engaged Aon Hewitt, an independent compensation consultant, to provide the Committee with independent and objective analyses of the compensation practices of a select group of peer companies with a total asset size of between $10 billion and $30 billion. The selected peer companies were:

Astoria Financial Corporation	MB Financial Inc.	TFS Financial Corp.
BancorpSouth, Inc.	Old National Bancorp	Trustmark Corporation
BankUnited, Inc.	PacWest Bancorp	UMB Financial Corporation
F.N.B. Corporation	PrivateBancorp, Inc.	United Bankshares Inc.
Fulton Financial Corporation	Texas Capital BancShares, Inc.	Valley National Bancorp
IberiaBank Corp.

Specifically, the Committee instructed Aon Hewitt to perform peer group comparison analyses relating to the following compensation metrics:

•	base salary

•	target annual cash incentive compensation

•	target total cash compensation

•	target long-term equity incentive compensation

•	target total compensation

•	severance and change in control multiplier
After considering the Aon Hewitt analyses, the Committee determined to:

•	model target total compensation in accordance with entry level into the peer group; and

•
in determining severance benefits under certain circumstances, including a change in control, use a multiplier for Messrs. Ramaker and Klaeser and Ms. Gwizdala of times two, and a multiplier of times one for the remaining executive officers, of current base salary plus the three-year average cash bonus.

Effective as of the effective time of the Talmer merger, the Corporation entered into executive employment agreements with David B. Ramaker, Chief Executive Officer and President, Dennis L. Klaeser, Executive Vice President and Chief Financial Officer, Lori A. Gwizdala, Executive Vice President Special Projects, Leonardo Amat, Executive Vice President and Chief Operating Officer – Business Operations, Robert S. Rathbun, Executive Vice President and Chief Operating Officer – Customer Experience, Thomas C. Shafer, Executive Vice President and Director of Regional and Community Banking, Daniel W. Terpsma, Executive Vice President of Commercial Lending and James E. Tomczyk, Executive Vice President and Senior Credit Officer. A description of the material terms of each named executive officer’s executive employment agreement may be found under the heading “Narrative to Summary Compensation Table and Equity-Based Awards and Values Tables” below, which description is here incorporated by reference.

Services Agreements. As required under the terms of the merger agreement governing the Talmer merger, the Corporation entered into a services agreement with Gary Torgow, former Chairman of Talmer, and appointed Mr. Torgow a director and Chairman of Chemical Financial, and entered into a services agreement with David T. Provost, former Chief Executive Officer and President of Talmer, and appointed Mr. Provost a director and Vice-Chairman of Chemical Financial, which services agreements and appointments became effective as of the effective time of the Talmer merger. In addition to services relating to their roles as a director and Chairman and Vice-Chairman of Chemical Financial, respectively, the services agreements require each of Messrs. Torgow and Provost to provide services as requested by Chemical Financial’s board of directors and Chief Executive Officer to assist in the integration of Talmer with Chemical Financial. These services are focused on maximizing the benefits of the Talmer merger to Chemical Financial shareholders and achieving a successful integration of the companies, the magnitude of which is significant to Chemical Financial, and have included and will continue to include, among others, facilitating the transition and retention of customers and employees, business and customer development, investor relations, service on select transition committees and community relations. A description of the material terms of the services agreements follows:
Mr. Torgow’s services agreement has a term of 24 months beginning on the effective date of the Talmer merger. Under the agreement, he will receive an annual salary of $1.0 million, which may not be adjusted downward during the term. He will also be eligible for a $600 per month car allowance, as well as a membership in a country club of his choice. Under the agreement, if Chemical Financial terminates his employment with or without cause during the term, Chemical Financial will continue to pay Mr. Torgow his annual salary through the end of the term. Under the services agreement, Mr. Torgow agreed to waive his change in control payment under his former Talmer employment agreement that would have been owing as a result of the Talmer merger. Mr. Torgow’s services agreement with Chemical Financial does not contain change in control provisions or protections. The services agreement further provides that Mr. Torgow is not expected to be eligible for Chemical Financial’s annual cash incentive plan or long term equity incentive plan or any other bonus or incentive plan of Chemical Financial or any stock options, restricted stock units or other equity awards under any Chemical Financial equity plan. Mr. Torgow’s services agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Torgow, for a period of 18 months following the termination of the agreement, from engaging, directly or indirectly, in the operation of a bank in Michigan or any other state in which Chemical Financial or one of its subsidiaries operated a bank during the term of his agreement, or from diverting from Chemical Financial any trade or business with any customer or supplier with whom Mr. Torgow had contact during his employment, subject to certain conditions and exceptions.
The terms of Mr. Provost’s agreement are substantially similar to those described above for Mr. Torgow.

Retention Restricted Stock Unit Awards. In accordance with their terms, all unvested RSUs granted before 2016 were scheduled to fully vest upon completion of the Talmer merger, entitling holders of RSUs to receive one share of Chemical Financial common stock for each RSU awarded. Prior to completion of the Talmer merger, certain holders of RSUs received additional RSUs equal to 25% of the holder’s outstanding unvested RSUs, which modified their existing unvested RSUs to forego immediate vesting and, instead, kept unvested RSUs subject to the existing performance-based or time-based vesting schedules. In addition, the additional RSUs provide, and the existing unvested RSUs were modified to provide, that upon a change in control of the Corporation, accelerated vesting occurs only upon a qualifying termination of employment post-change in control. Mr. Klaeser did not participate as he was not a Chemical Financial employee. Mr. Ramaker agreed to keep unvested RSUs subject to the existing performance-based or time-based vesting schedules but chose to forgo the additional 25% of unvested RSUs. As a result, in 2016 the Corporation issued 33,622 additional RSUs, including 11,135 RSUs in the aggregate to the named executive officers.

Amendments to Compensation Plans and Deferral of Accelerated Benefits. Effective as of the effective time of the Talmer merger, the Committee and the board of directors adopted amendments to the Chemical Financial Corporation Stock Incentive Plan of 2012 (the “2012 Stock Plan”), the Chemical Financial Corporation Stock Incentive Plan of 2015 (the “2015 Stock Plan”), the Chemical Financial Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), the Chemical Financial Corporation Directors’ Deferred Stock Plan (the “Directors’ Deferred Stock Plan”) and the Chemical Financial Corporation Supplemental Retirement Plan (the “SERP”). A description of the amendments to the plans follows:

•
2012 Stock Plan and 2015 Stock Plan – The amendment to these plans (i) revised the default definition of a change in control in the plan to conform to the definition of a change in control that the Compensation Committee utilized for the restricted stock unit awards made in February of 2016, and (ii) added a provision that allows, but does not require, Chemical Financial to delay a payment under the plan that Chemical Financial reasonably anticipates would not be deductible under Section 162(m) of the Code.

•
Deferred Compensation Plan – The amendment to this plan (i) revised the default definition of a change in control in the plan to conform to the definition of a change in control that the Compensation Committee utilized for the restricted stock unit awards made in February of 2016, (ii) added a provision that allows, but does not require, Chemical Financial to delay a payment under the plan that Chemical reasonably anticipates would not be deductible under Section 162(m) of the Code, (iii) allows deferrals from bonus compensation beginning in 2017, (iv) increased the deferral limit under the plan from 75% of compensation to 85% of compensation, (v) clarified the treatment of the plan accounts related to payments due upon a change in control, and (vi) allows the participants to elect a subsequent deferral of payments due upon a change in control.

•
Directors’ Deferred Stock Plan – The amendment to this plan (i) clarified the eligibility of Chemical Financial and Chemical Bank directors to participate in the plan, (ii) clarified the treatment of the plan accounts related to payments due upon a change in control, and (iii) revised the default definition of a change in control in the plan to conform to the definition of a change in control that the Compensation Committee utilized for the restricted stock unit awards made in February of 2016.

•
SERP – The amendment to this plan (i) clarified the calculation of future benefits based on the impact of amounts payable upon a change in control, (ii) revised the default definition of a change in control in the plan to conform to the definition of a change in control that the Compensation Committee utilized for the restricted stock unit awards made in February of 2016, and (iii) added a provision that allows, but does not require, Chemical Financial to delay a payment under the plan that Chemical Financial reasonably anticipates would not be deductible under Section 162(m) of the Code.

As a result of the Talmer merger, a change in control of Chemical Financial occurred under the plans, which caused all outstanding and unvested equity awards under the 2012 Stock Plan and the 2015 Stock Plan to become fully vested (subject to the modifications of RSUs described above), all deferred compensation under the Deferred Compensation Plan to become payable in a lump-sum payment, all deferred compensation under the Director’s Deferred Stock Plan to become payable in a lump-sum payment and the benefit owing Mr. Ramaker under the SERP to become payable in a lump-sum payment.
Pursuant to the amendments described above, the Committee and the board of directors determined to delay payment of the amounts owing under the Deferred Compensation Plan and the SERP to Mr. Ramaker on the basis that such payments would not be deductible under Section 162(m) of the Code, with such payments to be made to Mr. Ramaker during the period beginning with the date of Mr. Ramaker’s separation from service and ending on the later of the last day of the taxable year in which Mr. Ramaker separates from service or the 15th day of the third month following Mr. Ramaker’s separation from service.
Modifications to Target Annual Cash Bonus Incentives. In reward for the extensive additional efforts required to complete the Talmer merger, the Committee and the board of directors determined to increase the target annual cash bonus incentive (as discussed below) for the named executive officers (other than Mr. Klaeser, who continued to participate in the Talmer annual bonus plan for 2016) as follows: Mr. Ramaker: 70% to 80% of base salary; and Ms. Gwizdala and Messrs. Amat and Rathbun: 50% to 60% of base salary. Mr. Kohn’s target annual cash bonus incentive was not increased.
2016 Executive Compensation – In General
Compensation Philosophy and Objectives.   In 2016, the Committee continued its efforts to effectively align executive compensation with long-term shareholder return, while paying competitive base salaries and minimizing risks to the Corporation. The Committee believes that certain components of executive compensation should be based, in part, on financial returns of the Corporation and how the Corporation’s long-term shareholder returns compare with benchmarked peer companies and the overall banking industry. The peer companies were as follows (note that this peer group is different than the peer group identified above, which was considered in determining executive compensation post-Talmer merger under the executive employment agreements):

1st Source Corp.	First Midwest Bancorp	Old National Bancorp
Bank of the Ozarks	Great Southern Bancorp	Park National Corporation
Community Trust Bancorp	Heartland Financial	Pinnacle Financial Partners
First Commonwealth	Home Bancshares	S&T Bancorp
First Financial Bancorp	MB Financial	United Bankshares, Inc.
First Merchants Corp.	National Penn Bancshares	WesBanco, Inc.

To that end, the Committee reviewed base salaries to assess their reasonableness as compared to salaries paid by benchmarked peers; continued annual bonus awards for executives based upon achievement of specific corporate goals, individual goals and, in certain cases, department goals with greater weight placed on corporate and department goals; and continued long-term incentives in the form of restricted stock performance units, stock options and restricted stock service-based units. The Committee continued to emphasize weighing the long-term incentive compensation for the Corporation’s named executive officers heavily to performance-based awards consisting of restricted stock performance units and stock options. Assuming all targets are met, performance-based awards would constitute 90% of long-term incentive compensation for the named executive officers.

Correspondingly, restricted stock service-based awards would represent 10% of long-term incentive compensation if all targets are met.
The Committee has considered the potential risks arising from the Corporation’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.
In summary, the Committee believes that the Corporation’s total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Corporation to the shareholders and to the employees.
Elements of Compensation
Chemical Financial’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) long-term equity-based incentives in the form of restricted stock performance units, stock options and restricted stock service-based units; (iv) participation in the Corporation’s retirement plans; and (v) discretionary awards as approved by the board of directors. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.
Base Salary.  To attract and retain executive and senior officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and current compensation practices of other peer group companies. While the Committee considers all of these factors, it ultimately determines annual base salaries, in its judgment, based on what it considers to be reasonable and appropriate for the Company.
Annual Cash Bonus Incentives.  Annual cash bonus incentives are used to reward executive and senior officers for the Corporation’s overall financial performance, taking into consideration individual performance.
The Corporation uses a formula approach for awarding annual incentive cash bonuses to named executive officers. For each named executive officer (other than Mr. Klaeser, who continued to participate in the Talmer annual bonus plan for 2016) the Committee set a bonus target as a percentage of base salary. For 2016, the bonus targets as a percentage of base salary for each of the named executive officers (other than Mr. Klaeser) were as follows: Mr. Ramaker – 70%; and Ms. Gwizdala and Messrs. Amat, Kohn and Rathbun – 50%. The Committee may change the bonus targets each year. Actual payout may vary from 0% of target to 150% of target depending on actual performance. The discussion above under the under the heading “Modifications to Target Annual Cash Bonus Incentives” is here incorporated by reference.
After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation, achievement of individual goals and, in the case of Messrs. Amat and Rathbun, the achievement of department performance goals. For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.
For 2016, the weighting for each of the named executive officers (other than Mr. Klaeser) was as follows: Mr. Ramaker - 80% (financial performance goals), 20% (individual goals); Ms. Gwizdala and Mr. Kohn – 70% (financial performance goals), 30% (individual goals); and Messrs. Amat and Rathbun – 40% (financial performance goals), 40% (department performance goals), 20% (individual goals). The Committee, at its own discretion, may change the weighting between financial performance goals and individual goals each year.
The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation in 2016. The specific goals and weighting were as follows: diluted earnings per common share (60%), organic customer deposit growth (20%) and amount of actual expenses compared to budget (20%). The Committee, at its own discretion, may change the specific goals and weightings each year.
If all of the Corporation’s financial performance goals and department goals, as applicable, are met and a named executive officer meets all of his or her individual goals, then the named executive officer is paid the full amount of his or her bonus target, subject to the overall qualifiers discussed below. If some, but not all, of the Corporation’s financial performance goals, department goals, as applicable, or individual goals are met and subject to the overall qualifiers discussed below, then the named executive officer’s bonus amount is reduced by the weighting given each goal that was not met. The Corporation’s financial performance goals, department goals, as applicable, and individual performance goals can be met from 0% to 150% of the target. If none of the

Corporation’s financial performance goals, department goals, as applicable, or individual goals are met, then the named executive officer is not paid a bonus.
The Committee uses overall qualifiers to the annual cash bonus incentives. If the Corporation’s diluted earnings per common share in 2016 does not equal or exceed the shareholder cash dividends paid per share in 2016, the payout to the named executive officers is reduced by 50%. 2016 diluted earnings per common share were $2.17 and 2016 shareholder cash dividends paid were $1.06 per share. In addition, if the overall achievement of the Corporation’s financial performance goals is not greater than 80%, the payout to the named executive officers based on individual goals is limited to a 100% payout.
The annual cash bonus incentive program awards that were earned in 2016 were paid in February 2017 to the named executive officers were based on the Corporation exceeding its financial performance goals in 2016, on an overall basis, each named executive officer achieving or exceeding his or her individual performance goals and, in the case of Messrs. Amat and Rathbun, achieving or exceeding department goals. Annual cash bonus incentives are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
Long-Term Equity-Based Incentives.    A portion of potential compensation is also linked to corporate performance through equity-based compensation awards, including restricted stock performance units, stock options and restricted stock service-based units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial’s equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted financial and other performance goals; and

•	encourage long-term investment in the Corporation by participating officers.
The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders, and equity-based awards have been granted by Chemical Financial to executive officers pursuant to various plans for many years. The Committee administers all aspects of the Corporation’s incentive compensation plans and also has authority to determine the individuals to whom, and the terms upon which, equity-based compensation awards are granted.
The Committee believes that the number of equity-based awards that have been historically granted is consistent with the interests of shareholders and good corporate governance practices, based, in part, on the Corporation’s historical burn rate. The burn rate is a measure of the rate at which companies use shares available for grant in their equity compensation plans and is an important factor for investors concerned about shareholder dilution. Burn rate is defined as the gross number of equity awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year. The Corporation has counted full-value awards, which do not include stock options, as 3.0 shares of common stock when calculating the burn rate. The Committee believes that the Corporation’s current three-year average burn rate for the period ended December 31, 2016 of 1.64% compares favorably to the Institutional Shareholder Services (ISS) recommended burn rate benchmark of 2.98% for Russell 3000 (excluding S&P 500) banking institutions for meetings occurring on or after February 1, 2017, as set forth in Appendix D to the ISS report titled “Setting the Bar for Equity-Based Compensation” published December 21, 2016.

The Corporation has a market-competitive formula approach for awarding equity-based compensation. For each named executive officer (other than Mr. Klaeser), the Committee established a target for equity-based compensation based on a percentage of base salary. For 2016, the percentage of base salary for each named executive officer was as follows: Mr. Ramaker – 100%; and Ms. Gwizdala and Messrs. Amat, Kohn and Rathbun – 70%. After determining the equity-based compensation target for each named executive officer (other than Mr. Klaeser), the Committee in 2016 allocated the total target amount for each named executive officer as follows: restricted stock performance units – 60%, stock options – 30% and restricted stock service-based units – 10%. The Committee considers each named executive officer’s position and duties, responsibilities and authorities when setting the target equity compensation value and mix of awards. The Corporation calculates the number of long-term equity-based awards granted utilizing the fair value of the awards as of the date of grant in accordance with the same standard applied for financial accounting purposes.
In 2016, the Committee granted 31,353 restricted stock performance units and 37,053 restricted stock service-based units to the named executive officers (other than Mr. Klaeser). Restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. Restricted stock performance units granted in 2016 are earned based on the following performance targets: 75% of the awarded restricted stock performance units are earned based on the achievement of a target of diluted earnings per common share in 2018 and 25% of the restricted stock performance units are earned based on the achievement of a target of the efficiency ratio in 2018. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted if the service requirement is satisfied at the end of the restricted period, depending on the predetermined performance targets met. No shares will be issued unless a performance condition has been achieved and the service requirement has been satisfied at the end of the restricted period. Restricted stock service-based units granted in 2016 cliff vest between two and five years after the grant date.

Per Mr. Klaeser’s executive employment agreement with Chemical Financial (discussed below under the heading “Narrative to Summary Compensation Table and Equity-Based Awards and Values Tables”), in January 2017, Chemical Financial granted Mr. Klaeser restricted stock units equal in value to 80% of base salary, 60% of which were restricted stock performance units and 40% of which were restricted stock service-based units. 75% of the awarded restricted stock performance units are earned based on the achievement of a target of diluted earnings per common share in 2018 and 25% of the restricted stock performance units are earned based on the achievement of a target of the efficiency ratio in 2018. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted if the service requirement is satisfied at the end of the restricted period, depending on the predetermined performance targets met. The restricted stock service-based units vest 40% on the third anniversary of the grant date and 60% on the fifth anniversary of the grant date. The intent of these awards was to place Mr. Klaeser into the 2016 long term incentive plan. During 2016, as Chief Financial Officer of Talmer, he played a significant role in closing the transaction and as such helped to establish the foundation for the Corporation’s future success. Because these awards were granted in January 2017, the grant date fair value of the awards is not reflected in the Summary Compensation Table for 2016, but will be reflected in the Summary Compensation Table for 2017.

Vesting of restricted stock performance units and restricted stock service-based units may be accelerated upon certain events, including a change in control of the Corporation followed by a qualifying termination of employment and advanced notification of retirement of the participant. Upon vesting, the restricted stock performance units and restricted stock service-based units will be converted to shares of the Corporation’s common stock on a one-to-one basis.
The following table contains information about the grant, vesting and forfeiture of performance-based awards:

Performance-Based Awards (Shares/Units)
# of Shares/Units
Non-vested at Dec. 31, 2013	140,505
Granted	45,721
Vested	(49,874)
Forfeited	(2,941)
Non-vested at Dec. 31, 2014	133,411
Granted	51,250
Vested	(43,676)
Forfeited	(9,143)
Non-vested at Dec. 31, 2015	131,842
Granted	58,211
Vested	(50,387)
Forfeited	(1,752)
Non-vested at Dec. 31, 2016	137,914

In 2016, the Committee granted awards of stock options to purchase 74,612 shares of the Corporation’s common stock to the named executive officers (other than Mr. Klaeser). The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial’s common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock having a market value equal to the exercise price. The stock options granted in 2016 vest in one-fifth increments on each anniversary date of the award over the first five years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.

Retirement Plans.    Chemical Financial has a qualified pension plan that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental pension plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical Financial’s retirement plans encourage long-term commitment by the Corporation’s officers and assist Chemical Financial in attracting and retaining talented executives.
Merger Completion Awards.    The board of directors approved discretionary awards to the named executive officers, paid in the form of shares of the Company’s common stock. The purpose of these discretionary awards was to recognize the substantial contributions of our executive team in completing the Talmer merger. The value of the discretionary awards granted to the named executive officers was as follows: Mr. Ramaker – $0; Mr. Klaeser – $75,000; Ms. Gwizdala – $75,000; Messrs. Amat and Rathbun – $70,000; and Mr. Kohn – $50,000. The grant date fair value of the awards is included in the Summary Compensation Table for 2016.
Clawback Policy.    The Committee adopted a “clawback” policy for incentive-based compensation awards made in 2014 and thereafter. The clawback policy provides that all long-term and annual incentive-based compensation, including service-vested equity compensation and discretionary awards, that is earned after January 1, 2014 will be subject to repayment if it is paid to a member of the Senior Leadership Team in the three-year period preceding any date on which the Corporation is required to disclose a restatement of its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or as a result of misconduct or fraud. Repayment under the clawback provision is limited to the amount of incentive-based compensation that exceeds the amount of such compensation which would have been paid to such Senior Leadership Team member if the financial statements had been originally filed in their restated form. Any employee who has reasonable cause to believe that a violation under the clawback provision has occurred must promptly report such matters to the Committee. The Committee will exercise its business judgment in the fair application of the clawback policy and consider all relevant factors in determining whether the Corporation will seek to recover incentive compensation from the Senior Leadership Team members and the amount, timing and form of any incentive compensation recovery.

Summary Compensation Table

The following table shows information concerning the compensation earned from Chemical Financial, or its subsidiaries, during the three years ended December 31, 2016, by the named executive officers. The positions listed in the table are those in which the named executive officer served at December 31, 2016.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total

David B. Ramaker	2016	$687,412	$—	$462,008	$197,999	$720,091	$335,014	$1,913,930	$4,316,454
President and Chief Executive Officer of the Corporation and Chemical Bank	2015	634,380	—	548,409	183,599	484,092	261,000	13,157	2,124,637
	2014	569,042	—	424,757	170,840	468,800	705,000	12,207	2,350,646
Dennis L. Klaeser(8)	2016	$183,483	$—	$75,000	$—	$—	$—	$11,607	$270,090
Executive Vice President and Chief Financial Officer of the Corporation and Chemical Bank

Lori A. Gwizdala	2016	$344,720	$—	$1,463,801	$66,395	$269,228	$150,000	$17,360	$2,311,504
Executive Vice President Special Projects of Chemical Bank	2015	318,629	—	210,423	64,462	190,461	—	8,566	792,541
	2014	297,924	—	163,604	62,583	197,430	381,000	8,394	1,110,935
Thomas W. Kohn	2016	$329,174	$—	$402,030	$69,009	$213,964	$74,000	$12,316	$1,100,493
Chief Executive Officer of InSite Capital, LLC and Vice Chairman of Chemical Bank	2015	331,172	—	176,345	66,998	183,606	—	9,158	767,279
	2014	309,652	—	153,858	65,051	181,975	239,000	8,968	958,504
Leonardo Amat	2016	$309,477	$—	$298,687	$62,730	$241,248	$141,000	$26,589	$1,079,731
Executive Vice President and Chief Operating Officer – Business Operations of Chemical Bank

Robert S. Rathbun	2016	$309,477	$—	$273,954	$62,730	$241,248	$191,000	$25,942	$1,104,351
Executive Vice President and Chief Operating Officer – Customer Experience of Chemical Bank

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)
Amounts reported include the grant date fair values of restricted stock performance units and restricted stock service-based units granted to the named executive officers in the respective years. The values of all stock awards reported in this column were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 16 to the Corporation’s 2016 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. Restricted stock performance units granted to the named executive officers in 2016, 2015 and 2014 were determined to have a value at the grant date based on management’s assessment that it was probable that the restricted stock performance units would vest in 2019, 2018 and 2017, respectively, at 1.0x the number of units granted. For restricted stock performance units, if the Corporation does not achieve the minimum performance conditions or the named executive officer does not satisfy the service requirements, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units. For restricted stock service-based units, if the named executive officer does not satisfy the service requirements, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units. The amounts also include the aggregate grant date fair value of the discretionary awards earned by the named executive officers upon the completion in 2016 of the merger and systems conversions of Talmer, in 2015 upon the completion of the acquisitions and systems conversions of Monarch Community Bancorp, Inc. and Lake Michigan Financial Corporation, and in 2014 upon completion of the acquisition and systems conversion of Northwestern Bancorp, Inc.

(3)
If the highest level of performance conditions with respect to the restricted stock performance units granted in 2016 are satisfied, then the value of the restricted stock performance units and the restricted stock service-based units, combined, determined as of the grant date would be as follows: Mr. Ramaker – $660,019, Ms. Gwizdala – $1,455,215, Mr. Kohn – $421,049, Mr. Amat – $291,413, and Mr. Rathbun – $266,680.

(4)
This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of the valuation assumptions, see Note 16 to the Corporation’s 2016 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(5)	This amount represents the annual cash bonus incentive earned by each named executive officer.

(6)
This amount is the positive change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s noncontributory defined benefit pension plan (Pension Plan) and, for Mr. Ramaker only, the Corporation’s Supplemental Pension Plan (Supplemental Plan), as he is the only active employee who is a participant in the Supplemental Plan. The discount rates used to calculate the present values of Pension Plan and Supplemental Plan benefits at December 31, 2016 were 4.22% and 3.63%, respectively. Negative changes in 2015 for Ms. Gwizdala and Mr. Kohn of $16,000 and $29,000, respectively, are not included in the table. In addition, for 2016, for Mr. Ramaker only, includes $13,014 of preferential earnings associated with the lump sum payment under the Supplemental Plan, the payment of which was delayed as further described in footnote 7 below. See footnote 7 below for additional information about the Supplemental Plan.

(7)
“All Other Compensation” consists of employer contributions to the 401(k) Savings Plan, the taxable portion of employer paid premiums for life insurance, dividend equivalents earned on restricted stock service-based units and for Messrs. Amat and Rathbun only, a car allowance and company-paid country club dues. As permitted by SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not included. For Mr. Ramaker only, “All Other Compensation” includes the amount of the benefit owing Mr. Ramaker under the Supplemental Plan, which became payable in a lump-sum payment as a result of the Corporation undergoing a change in control under the Supplemental Plan due to the Talmer merger. The total amount of this benefit was $1,898,082. The Committee and the board of directors determined to delay payment of the amounts owing under the Supplemental Plan to Mr. Ramaker on the basis that such payment would not be deductible under Section 162(m) of the Code, with such payment to be made to Mr. Ramaker during the period beginning with the date of Mr. Ramaker’s separation from service and ending on the later of the last day of the taxable year in which Mr. Ramaker separates from service or the 15th day of the third month following Mr. Ramaker’s separation from service. See “Amendments to Compensation Plans and Deferral of Accelerated Benefits” above for additional information.

(8)	Mr. Klaeser joined the Corporation on August 31, 2016 upon completion of the Talmer merger and qualified as a named executive officer for the first time in 2016.

Realized Compensation Table
To supplement the SEC required disclosure in the Summary Compensation Table, the following additional table has been included which shows the total compensation realized by each named executive officer, including incentive compensation elements that were earned and vested during the three years ended December 31, 2016. The Corporation believes that this table is useful to shareholders as it believes it reflects the compensation actually realized by the named executive officers. The Summary Compensation Table, as calculated under the SEC rules, includes several items that are impacted by accounting and actuarial assumptions and also may include amounts that are not ultimately realized, and therefore that table may not necessarily be reflective of realized compensation in a particular year.

					Value Realized
Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	Vesting of Stock Awards(2)	Exercise of Stock Options(3)	All Other Compensation(4)	Total	Percent of Reported(5)

David B. Ramaker	2016	$687,412	$—	$720,091	$678,298	$—	$15,848	$2,101,649	49%
	2015	634,380	—	484,092	606,445	36,290	13,157	1,774,364	84
	2014	569,042	—	468,800	562,476	375	12,207	1,612,900	69
Dennis L. Klaeser	2016	$183,483	$—	$—	$75,000	$—	$11,607	$270,090	100%
Lori A. Gwizdala	2016	$344,720	$—	$269,228	$284,053	$358,462	$17,360	$1,273,823	55%
	2015	318,629	—	190,461	222,138	16,110	8,566	755,904	95
	2014	297,924	—	197,430	192,859	—	8,394	696,607	63
Thomas W. Kohn	2016	$329,174	$—	$213,964	$267,323	$314,599	$12,316	$1,137,376	103%
	2015	331,172	—	183,606	188,635	9,100	9,158	721,671	94
	2014	309,652	—	181,975	184,338	4,122	8,968	689,055	72
Leonardo Amat	2016	$309,477	$—	$241,248	$156,327	$—	$26,589	$733,641	68%
Robert S. Rathbun	2016	$309,477	$—	$241,248	$114,945	$29,859	$25,942	$721,471	65%

(1)	Amounts represent the annual cash bonus incentive earned by each named executive officer.

(2)
Amounts reported include (a) restricted stock performance units granted in 2013, 2012 and 2011 that vested in 2016, 2015 and 2014, respectively, based on the Corporation’s performance targets in 2015, 2014 and 2013 being met at 1.5x, 1.1x, and 1.175x, respectively, of targeted performance and the service requirement being met in 2016, 2015 and 2014, respectively; (b) restricted stock service-based units granted in 2012 that were vested in 2015 based on the service requirement being met in 2015; and (c) the discretionary award earned by the named executive officers upon the completion in 2016 of the merger and systems conversion of Talmer, in 2015 upon the completion of the acquisitions and systems conversions of Monarch Community Bancorp, Inc. and Lake Michigan Financial Corporation, and in 2014 upon completion of the acquisition and systems conversion of Northwestern Bancorp, Inc. The value of vested stock awards is calculated by multiplying the number of shares issuable by the closing price of the Corporation’s common stock at the date the shares were vested, including the grant date fair value of the stock portion of discretionary awards.

(3)
Stock options increase in value only if the market price of the Corporation’s common stock increases in value after the date of grant. The value realized on stock options is the difference between the market price of the Corporation’s common stock on the date the stock option is exercised and the stock option exercise price multiplied by the number of options exercised.

(4)
“All Other Compensation” consists of employer contributions to the 401(k) Savings Plan, the taxable portion of employer paid premiums for life insurance, dividend equivalents earned on restricted stock service-based units and for Messrs. Amat and Rathbun only, a car allowance and company-paid country club dues. As permitted by SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not included.

(5)	Computed by dividing total realized compensation in the “Total” column by “Total” compensation disclosed in the Summary Compensation Table.

Equity-Based Awards and Values
Named executive officers were granted equity-based compensation awards during 2016. The following table provides information concerning restricted stock performance units, stock options and restricted stock service-based units granted during 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Ramaker	2/16/2016(3)								32,195	$32.81	$197,999
	2/16/2016(4)				6,765	13,529	20,294				395,994
	2/16/2016(5)							2,012			66,014
Dennis L. Klaeser	1/4/2017(6)							1,369			$75,000
Lori A. Gwizdala	2/16/2016(3)								10,796	$32.81	$66,395
	2/16/2016(4)				2,269	4,537	6,806				132,798
	2/16/2016(5)							675			22,147
	8/31/2016(5)							3,976			183,810
	11/11/2016(5)							21,256			1,050,046
	1/4/2017(6)							1,369			75,000
Thomas W. Kohn	2/16/2016(3)								11,221	$32.81	$69,009
	2/16/2016(4)				2,358	4,715	7,073				138,008
	2/16/2016(5)							701			23,000
	8/31/2016(5)							4,132			191,022
	1/4/2017(6)							912			50,000
Leonardo Amat	2/16/2016(3)								10,200	$32.81	$62,730
	2/16/2016(4)				2,143	4,286	6,429				125,451
	2/16/2016(5)							637			20,900
	8/31/2016(5)							1,781			82,336
	1/4/2017(6)							1,277			70,000
Robert S. Rathbun	2/16/2016(3)								10,200	$32.81	$62,730
	2/16/2016(4)				2,143	4,286	6,429				125,451
	2/16/2016(5)							637			20,900
	8/31/2016(5)							1,246			57,603
	1/4/2017(6)							1,277			70,000

(1)	Represents the closing market price of Chemical Financial common stock on the date of grant.

(2)
Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718. The value of the restricted stock performance units was determined based on management’s assessment that it was probable that the awards would vest at 1.0x the number of units granted (representing satisfaction of the target performance conditions).

(3)	Represents the award of stock options granted in 2016 under the Stock Incentive Plan of 2015.

(4)
Represents restricted stock performance units granted in 2016 under the Stock Incentive Plan of 2015. These restricted stock performance units will be earned in full or in part if Chemical Financial achieves, for 2018, the threshold, target, or maximum performance conditions established by the Compensation and Pension Committee. These restricted stock performance units have both a performance condition and a service requirement (restricted period) that must be met to become vested. Any restricted stock performance units that vest will be converted to shares of Chemical Financial’s common stock on a one-for-one basis. Restricted stock performance units that do not vest will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(5)
Represents the award of restricted stock service-based units granted in 2016 under the Stock Incentive Plan of 2015. The restricted stock service-based units granted on February 16, 2016 cliff vest five years after the grant date. The restricted stock service-based units granted on August 31, 2016 cliff vest three years after the grant date. The restricted stock service-based units granted on November 11, 2016 cliff vest on December 31, 2018. Any restricted stock service-based units that vest will be converted to shares of Chemical Financial’s common stock on a one-for-one basis. Restricted stock service-based units that do not vest will be forfeited and the named executive officer will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(6)
Represents the discretionary award granted to the named executive officers upon completion of the merger and system conversion of Talmer. The discretionary award was included in the amount of compensation for 2016 reported for each named executive officer in the Summary Compensation Table and Realized Compensation Table.

Narrative to Summary Compensation Table and Equity-Based Awards and Values Tables
A description of the material terms of the executive employment agreements entered into with the named executive officers (other than Mr. Kohn) follows. Chemical Financial did not enter into an executive employment agreement with Mr. Kohn.

•
Mr. Ramaker will serve as Chief Executive Officer and President and as a director of Chemical Financial and Chemical Bank. The term of his agreement is for two years, with an automatic renewal term of one-year on each anniversary date of the agreement, subject to either party being able to terminate the agreement upon 30-days’ notice before an anniversary date of the agreement. Mr. Ramaker will receive an annual salary of $740,000 and will be entitled to participate in Chemical’s bonus, equity and fringe benefits plans. If Mr. Ramaker’s employment is terminated by Chemical other than for good cause (as defined in the agreement) or within two years after, or within six months before, a change in control (as defined in the agreement) or if he terminates employment for good reason, Mr. Ramaker is entitled to certain severance benefits, including a cash payment equal to two times the sum of his then-current salary and the average cash bonus paid to him in each of the last three completed years, compensation for continuing health care benefits, the acceleration of vesting of all unvested equity awards and outplacement services. Mr. Ramaker’s agreement includes a Section 280G cap that limits payments under the agreement as necessary to avoid tax penalties under Section 280G of the Internal Revenue Code.

•
Mr. Klaeser will serve as Executive Vice President and Chief Financial Officer of Chemical Financial and Chemical Bank. The terms of Mr. Klaeser’s agreement are substantially similar to those described above for Mr. Ramaker, except that Mr. Klaeser will receive an annual salary of $550,000 and he is entitled to participate in Chemical’s bonus and equity plans at certain specified levels, including, at or as soon as administratively feasible following the effective time of the Merger, he is entitled to an award of restricted stock units equal in value to 80% of his salary, 60% of which will be restricted stock performance units and 40% of which will be restricted stock service-based units.

•
Ms. Gwizdala will serve as Executive Vice President, Special Projects, of Chemical Bank. In this role, Ms. Gwizdala’s primary responsibility is to oversee the creation and development of the Corporation’s Dodd-Frank Act Stress Testing methodologies and processes. The terms of Ms. Gwizdala’s agreement are substantially similar to those described above for Mr. Ramaker, except that Ms. Gwizdala will receive an annual salary of $400,000 and she is entitled to participate in Chemical’s bonus and equity plans at certain specified levels, including, at or as soon as administratively feasible following the effective time of the Merger, she is entitled to an award of restricted stock units equal in value to $1,050,000, 100% of which will be restricted stock service-based units.

•
Mr. Amat will serve as Executive Vice President and Chief Operating Officer – Business Operations of Chemical Bank. The terms of Mr. Amat’s agreement are substantially similar to those described above for Mr. Ramaker, except that Mr. Amat will receive an annual salary of $330,000 and his severance cash payment is equal to one times the sum of his then-current salary and the average cash bonus paid to him in each of the last three completed years.

•
Mr. Rathbun will serve as Executive Vice President and Chief Operating Officer – Customer Experience of Chemical Bank. The terms of Mr. Rathbun’s agreement are substantially similar to those described above for Mr. Ramaker, except that Mr. Rathbun will receive an annual salary of $330,000 and his severance cash payment is equal to one times the sum of his then-current salary and the average cash bonus paid to him in each of the last three completed years.

The discussion above under the heading “Modifications to Restricted Stock Units” is here incorporated by reference.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning stock options outstanding, exercisable and unexercisable, restricted stock performance units and restricted stock service-based units outstanding that have not vested for each named executive officer as of December 31, 2016:

		Option Awards(1)					Stock Awards(2)
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)

David B. Ramaker	7/20/2007	36,115			$24.78	7/20/2017
	2/25/2008	6,235			24.52	2/25/2018
	4/28/2009	7,949			21.10	4/29/2019
	3/25/2010	6,829			24.56	3/26/2020
	4/19/2011	9,681			19.97	4/20/2021
	2/21/2012	21,093			23.78	2/22/2022
	2/22/2013	22,199			25.14	2/23/2023	2,452	$132,825
	2/18/2014	17,722			29.45	2/19/2024	19,514	1,057,073
	2/27/2015	21,857			30.18	2/28/2025	2,145	116,195	13,525	$732,649
	2/16/2016		32,195		32.81	2/17/2026	2,064	111,807	13,529	732,866
Dennis L. Klaeser	1/2/2013	76,185			$16.24	1/2/2023
	6/10/2014						10,158	$550,259
	3/25/2015						15,745	852,907
	2/22/2016						15,745	852,907
Lori A. Gwizdala	4/28/2009	4,222			$21.10	4/29/2019
	3/25/2010	3,627			24.56	3/26/2020
	4/19/2011	4,706			19.97	4/20/2021
	2/21/2012	10,937			23.78	2/22/2022
	2/22/2013	10,948			25.14	2/23/2023	908	$49,186
	2/18/2014	6,492			29.45	2/19/2024	7,148	387,207
	2/27/2015	7,674			30.18	2/28/2025	753	40,790	4,749	$257,253
	2/16/2016		10,796		32.81	2/17/2026	692	37,486	4,537	245,769
	8/31/2016						4,021	217,818
	11/11/2016						21,364	1,157,288
Thomas W. Kohn	4/28/2009	4,107			$21.10	4/29/2019
	3/25/2010	3,528			24.56	3/26/2020
	4/19/2011	4,894			19.97	4/20/2021
	2/21/2012	11,375			23.78	2/22/2022
	2/22/2013	11,379			25.14	2/23/2023	942	$51,028
	2/18/2014	6,748			29.45	2/19/2024	7,429	402,429
	2/27/2015	7,976			30.18	2/28/2025	783	42,415	4,936	$267,383
	2/16/2016		11,221		32.81	2/17/2026	719	38,948	4,715	255,412
	8/31/2016						4,178	226,322
Leonardo Amat	2/22/2013	5,649			$25.14	2/23/2023	936	$50,703
	2/18/2014	4,466			29.45	2/19/2024	2,991	162,022
	2/27/2015	5,279			30.18	2/28/2025	777	42,090	1,633	$88,460
	2/16/2016		10,200		32.81	2/17/2026	653	35,373	4,286	232,173
	8/31/2016						1,801	97,560
Robert S. Rathbun	3/25/2010	1,096			$24.56	3/26/2020
	4/19/2011	1,284			19.97	4/20/2021
	2/21/2012	2,900			23.78	2/22/2022
	2/22/2013	4,905			25.14	2/23/2023	651	$35,265
	2/18/2014	4,809			29.45	2/19/2024	2,104	113,974
	2/27/2015	5,684			30.18	2/28/2025	669	36,240	1,055	$57,149
	2/16/2016		10,200		32.81	2/17/2026	653	35,373	4,286	232,173
	8/31/2016						1,260	68,254

(1)	Stock options granted after 2012 vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the award date shown in the table.

(2)
The restricted stock performance units granted in 2016, 2015 and 2014 vest in 2019, 2018 and 2017, respectively, if certain minimum performance conditions are met during the relevant performance period and the relevant service conditions are satisfied at the end of the restricted period. If the relevant minimum performance conditions are not met during the relevant performance period, or the relevant service conditions are not satisfied at the end of the restricted period, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units. The restricted stock service-based units granted in February 2016 cliff vest in February 2021, the restricted stock service-based units granted in August 2016 cliff vest on August 31, 2019, the restricted stock service-based units granted in November 2016 cliff vest on December 31, 2018, the restricted stock service-based units granted in 2015 cliff vest in February 2020, the restricted stock service-based units granted in 2014 cliff vest in February 2019 and the restricted stock service-based units granted in 2013 cliff vest in February 2018 if the service conditions are met. If the relevant service conditions are not met, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(3)	Represents the closing market price of Chemical Financial common stock on date of grant.

(4)
With the exception of Mr. Klaeser, represents the number of earned but unvested restricted stock performance units that were granted in 2014 and the number of unvested restricted stock service-based units granted in 2013, 2014, 2015 and 2016. For Mr. Klaeser, represents restricted stock awards that were granted by Talmer that were assumed by the Corporation and vest upon completion of future service requirements. The restricted stock awards granted in 2014 and 2015 vest on August 31, 2017 and the restricted stock awards granted in 2016 vest one-third per year from the date of grant.

(5)
Computed by multiplying the number of shares reported in the preceding column by the closing price of Chemical Financial’s common stock as reported on The NASDAQ Stock Market® at December 31, 2016 of $54.17 per share.

(6)
The number of unearned restricted stock performance units. Reported assuming the units are earned and vested at 1.0x the number of units granted (representing satisfaction of target performance conditions).

2016 Option Exercises and Stock Vested
The following table provides information concerning stock options exercised and stock awards vested in 2016 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)

David B. Ramaker	—	$—	19,604	$678,298
Dennis L. Klaeser	—	—	—	—
Lori A. Gwizdala	17,903	358,462	6,042	209,053
Thomas W. Kohn	16,452	314,599	6,281	217,323
Leonardo Amat	—	—	2,495	86,327
Robert S. Rathbun	2,672	29,859	1,299	44,945

(1)
The number of shares shown is the gross number of shares covered by stock options exercised. The Corporation’s share-based compensation plans permit the withholding of shares in payment of the stock option exercise price and for tax withholding purposes, resulting in a smaller number of shares acquired.

(2)
The value of exercised stock options is calculated by multiplying the number of stock options exercised by the difference between the closing price of the Corporation’s common stock on the date of the exercise and the stock option exercise price.

(3) The number of shares shown is the gross number of shares covered by awards that were granted in prior years that vested in 2016. Shares for the required tax withholding were deducted from the gross number of shares vested, resulting in a smaller number of shares acquired upon vesting.

(4)
The dollar values reported in this column were calculated using the closing price of Chemical Financial’s common stock as reported on The NASDAQ Stock Market® on February 26, 2016 of $34.60 per share for restricted stock performance units, which was the vesting date of the stock awards.

Pension Benefits in 2016
The following table provides information concerning pension benefits for the named executive officers who are entitled to such benefits as of December 31, 2016:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

David B. Ramaker	Employees’ Pension Plan	27.2	$1,581,000	$—
	Supplemental Plan	27.2	24,000	—
Lori A. Gwizdala	Employees’ Pension Plan	30.0	1,754,000	—
Thomas W. Kohn	Employees’ Pension Plan	30.0	1,688,000	—
Leonardo Amat	Employees’ Pension Plan	26.0	746,000	—
Robert S. Rathbun	Employees’ Pension Plan	30.0	1,012,000	—

Chemical Financial’s noncontributory Pension Plan is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a Supplemental Plan that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2016, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.
As discussed above, as result of the Talmer merger, a change in control of Chemical Financial occurred under the Supplemental Plan, which caused the benefit owing Mr. Ramaker under the Supplemental Plan to become payable in a lump-sum payment. The Committee and the board of directors determined to delay payment of the amount owing under the Supplemental Plan to Mr. Ramaker on the basis that such payments would not be deductible under Section 162(m) of the Code, with such payments to be made to Mr. Ramaker during the period beginning with the date of Mr. Ramaker’s separation from service and ending on the later of the last day of the taxable year in which Mr. Ramaker separates from service or the 15th day of the third month following Mr. Ramaker’s separation from service. This amount is no longer reflected in the “Present Value of Accumulated Benefit” column in the table above because it is no longer owing to Mr. Ramaker under the Supplemental Plan, but, because the payment was delayed, this amount is now considered deferred compensation owing to Mr. Ramaker and is reflected in the table below under the heading “2016 Nonqualified Deferred Compensation.” The amount for Mr. Ramaker reflected in the table above includes the present value of accumulated benefit under the Supplemental Plan since August 31, 2016 (the date of completion of the Talmer merger).

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown in the column “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan) multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service equals at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006.
The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table is based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vested years of service). The assumed retirement age is age 60 for all named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, or retire beyond age 65, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The present value of accumulated Pension Plan and Supplemental Plan benefits at December 31, 2016 was computed using discount rates of 4.22% and 3.63%, respectively, and the RP-2014 mortality tables projected using the mortality improvement scale MP-2016 as required by the Pension Protection Act of 2006 (PPA). Lump-sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. In the event the named executive officers are involuntarily terminated, lump-sum retirement benefits would be $1,198,173 for Mr. Ramaker, $1,130,610 for Ms. Gwizdala, $1,450,471 for Mr. Kohn, $436,687 for Mr. Amat and $643,598 for Mr. Rathbun. In addition, Mr. Ramaker’s benefits under the Supplemental Plan, upon a change in control (as defined in the Supplemental Plan) of Chemical Financial, would become payable in a lump-sum payment. At December 31, 2016, Mr. Ramaker’s pro forma lump-sum distribution payable in the event of a change in control was calculated at $24,000 using interest and mortality assumptions set forth under IRC Section 417(e)(3) as modified by the PPA.

Deferred Compensation
In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of the plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, are included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2016, participants could change their investment designation on a daily basis. Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency; or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump-sum amount, five-year installments or ten-year installments, as elected by the participant.

As a result of the Talmer merger, a change in control of Chemical Financial occurred under the DC Plan, which caused all deferred compensation under the Deferred Compensation Plan to become payable in a lump-sum payment The Committee and the board of directors determined to delay payment of the amount owing under the DC Plan to Mr. Ramaker on the basis that such payments would not be deductible under Section 162(m) of the Code, with such payments to be made to Mr. Ramaker during the period beginning with the date of Mr. Ramaker’s separation from service and ending on the later of the last day of the taxable year in which Mr. Ramaker separates from service or the 15th day of the third month following Mr. Ramaker’s separation from service.
2016 Nonqualified Deferred Compensation
The following table provides information concerning nonqualified deferred compensation for the named executive officers as of and for the year ended December 31, 2016:

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions(3)	Aggregate Balance at Last FYE(4)

David B. Ramaker	$247,988	$—	$37,327	$—	$687,141
Supplemental Plan(5)	1,898,082	—	28,632	—	1,926,714
Dennis L. Klaeser	—	—	—	—	—
Lori A. Gwizdala	76,000	—	23,956	289,350	25,902
Thomas W. Kohn	117,000	—	55,366	507,075	41,733
Leonardo Amat	—	—	—	—	—
Robert S. Rathbun	—	—	—	—	—

(1)
Amounts included in this column are included in the Salary column in the Summary Compensation Table. In addition, for Mr. Ramaker, amounts included in this column reflect the benefit formerly owing Mr. Ramaker under the Supplemental Plan, which became payable in a lump-sum payment upon completion of the Talmer merger. The Committee and the board of directors determined to delay payment of the amount owing under the Supplemental Plan to Mr. Ramaker on the basis that such payments would not be deductible under Section 162(m) of the Code, with such payments to be made to Mr. Ramaker during the period beginning with the date of Mr. Ramaker’s separation from service and ending on the later of the last day of the taxable year in which Mr. Ramaker separates from service or the 15th day of the third month following Mr. Ramaker’s separation from service. As a result, this amount is now considered deferred compensation owing to Mr. Ramaker and is reflected as an executive contribution in 2016.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)	Amounts included in this column reflect the amounts that became payable in a lump-sum payment upon completion of the Talmer merger.

(4)
The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported as “Salary” are as follows: $360,990 for Mr. Ramaker, $187,990 for Ms. Gwizdala, and $310,322 for Mr. Kohn. For Mr. Ramaker, the amount reflected in this column includes his balance under the DC Plan and the benefit formerly owing Mr. Ramaker under the Supplemental Plan, which become payable in a lump-sum payment upon completion of the Talmer merger, the payment of which was delayed as described in footnote 1.

(5)
Represents the benefit formerly owing Mr. Ramaker under the Supplemental Plan, which became payable in a lump-sum payment upon completion of the Talmer merger, the payment of which was delayed as described in footnote 1 above. This benefit accrues interest at an annual rate of 4.5% compounded monthly.

Potential Payments upon Termination or Change in Control
Our named executive officers may receive payments in connection with a termination of employment or change in control under their executive employment agreements, the Pension Plan, the Supplemental Plan and the DC Plan, all as described above, which descriptions are here incorporated by reference.
Our shareholder-approved equity compensation plans provide for the acceleration of vesting of equity awards in connection with a change in control of the Company or termination of employment due to the death, disability or retirement of the plan participant.
Under the terms of the Stock Incentive Plan of 2012 and the Stock Incentive Plan of 2015, if a participant terminates his or her employment because of death, disability or retirement, then the restricted stock performance units and restricted stock service-based units held by such participant may vest on a pro-rata basis. However, the restricted stock performance units will vest only if the Company achieves at least the threshold level of relevant performance conditions. If the threshold level of performance is achieved, the participant will vest in a number of restricted stock performance units determined by multiplying the number of units that would have vested had the participant continued his or her employment by the percentage of the performance period completed prior to the termination (i.e., the number of full months completed divided by 36). Restricted stock service-based units will vest based on the number of full months completed divided by the vesting period of the grant, which would be 36 or 60 months. If an employee retires and gives minimum advance notification of retirement, all restricted stock service-based units vest upon retirement. All remaining restricted stock performance units and restricted stock service-based units are forfeited and returned to the Company, except that the Compensation and Pension Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares or units.
Outstanding unvested stock options are not accelerated due to retirement, death or disability. Stock options remain exercisable in accordance with their terms following termination due to retirement. In the event of death, the options may be exercised by the personal representative of such participant for a period of one year after death, but only to the extent that the decedent was entitled to exercise the stock options and not beyond the original term of the stock options. Stock options may be exercised for one year following termination due to disability, but only to the extent that the participant was entitled to exercise the stock options on the date of termination and not beyond the original term of the stock options.

If a change in control of the Company occurs, all outstanding stock options become vested and exercisable in full immediately prior to the effective time of the change in control and shall remain exercisable during the remaining terms thereof, regardless of whether the participants remain in the employ or service of the Company or any subsidiary, and all other outstanding equity awards shall become immediately fully vested and issuable and nonforfeitable, including the waiver of all performance conditions (provided that the award agreement governing outstanding unvested RSUs provide that accelerated vesting occurs only upon a qualifying termination of employment post-change in control). Restricted stock performance units that have not been earned, and unvested restricted stock service-based units, become vested at 1.0x the number of units issued. Each restricted stock performance unit and each restricted stock service-based unit is converted into one share of the Company’s common stock.

The description of executive employment agreements under the heading “Narrative to Summary Compensation Table and Equity-Based Awards and Values Tables” above is here incorporated by reference.

The following table shows the aggregate amounts our named executive officers would have realized in connection with a change in control, assuming that such change in control took place on December 31, 2016.

		Acceleration of Vesting
Termination Scenario	Non-Equity Based Compensation(1)	Stock Options(2)	Time-Vested Stock Awards(3)	Performance- Based Stock Awards(3)(4)	Total

David B. Ramaker
Retirement with Notice	$—	$—	$475,167	$—	$475,167
Retirement without Notice	—	—	—	—	—
Death	—	—	227,878	—	227,878
Disability	—	—	227,878	—	227,878
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	2,623,222	687,685	475,167	2,408,236	6,194,310
Termination by Executive for Good Reason	2,623,222	687,685	475,167	2,408,236	6,194,310
Qualifying Termination Upon a Change in Control	2,623,222	687,685	475,167	2,408,236	6,194,310

Dennis L. Klaeser
Retirement with Notice	$—	$—	$—	$—	$—
Retirement without Notice	—	—	—	—	—
Death	—	—	—	—	—
Disability	—	—	—	—	—
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	2,229,077	—	2,256,061	—	4,485,138
Termination by Executive for Good Reason	2,229,077	—	2,256,061	—	4,485,138
Qualifying Termination Upon a Change in Control	2,229,077	—	2,256,061	—	4,485,138
Lori A. Gwizdala
Retirement with Notice	$—	$—	$1,544,400	$—	$1,544,400
Retirement without Notice	—	—	—	—	—
Death	—	—	346,704	—	346,704
Disability	—	—	346,704	—	346,704
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	1,265,980	230,603	1,544,400	848,356	3,889,339
Termination by Executive for Good Reason	1,265,980	230,603	1,544,400	848,356	3,889,339
Qualifying Termination Upon a Change in Control	1,265,980	230,603	1,544,400	848,356	3,889,339
Thomas W. Kohn
Retirement with Notice	$—	$—	$402,250	$—	$402,250
Retirement without Notice	—	—	—	—	—
Death	—	—	312,174	—	312,174
Disability	—	—	312,174	—	312,174
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	338,466	—	—	—	338,466
Termination by Executive for Good Reason	—	—	—	—	—
Qualifying Termination Upon a Change in Control	—	239,681	402,250	881,698	1,523,629
Leonardo Amat
Retirement with Notice	$—	$—	$268,966	$—	$268,966
Retirement without Notice	—	—	—	—	—
Death	—	—	182,248	—	182,248
Disability	—	—	182,248	—	182,248
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	516,908	217,872	268,966	439,427	1,443,173
Termination by Executive for Good Reason	516,908	217,872	268,966	439,427	1,443,173
Qualifying Termination Upon a Change in Control	516,908	217,872	268,966	439,427	1,443,173
Robert S. Rathbun
Retirement with Notice	$—	$—	$212,414	$—	$212,414
Retirement without Notice	—	—	—	—	—
Death	—	—	135,585	—	135,585
Disability	—	—	135,585	—	135,585
For Cause Termination	—	—	—	—	—
Discretionary Resignation by Executive	—	—	—	—	—
Discretionary Termination by Corporation	514,774	217,872	212,414	366,027	1,311,087
Termination by Executive for Good Reason	514,774	217,872	212,414	366,027	1,311,087
Qualifying Termination Upon a Change in Control	514,774	217,872	212,414	366,027	1,311,087

(1)
Pursuant to executive employment agreements, amounts reported for each named executive officer (except for Mr. Kohn) include (i) severance benefits of two times for Messrs. Ramaker and Klaeser and Ms. Gwizdala and one time for Messrs. Amat and Rathbun the sum of their annual salary as of December 31, 2016 and the average of their cash bonus paid in each of the last three years, payable in equal installments ranging from 52 to 104 weeks following termination of employment, (ii) an amount equal to twenty four times the Company’s monthly contribution toward health, prescription drug and dental coverage, payable in a lump sum at termination of employment, and (iii) an estimate of $9,500 related to the value to provide outplacement services for a period of up to twelve months after termination of employment. For Mr. Kohn, represents amount payable under the Company’s severance program based current salary multiplied by a factor for years of service but not to exceed one year’s salary.

(2)
Amount represents the aggregate positive “spread” between the exercise price and the closing price of Chemical Financial’s common stock as reported on The NASDAQ Stock Market® at December 31, 2016 of $54.17 per share for unvested in-the-money stock options outstanding as of December 31, 2016.

(3)
The value reported time-vested and performance-based share awards is the number of shares of the Company’s common stock calculated on the basis described above multiplied by the closing price of Chemical Financial common stock as reported on The NASDAQ Stock Market® at December 31, 2016 of $54.17 per share.

(4)
Restricted stock performance units that have been earned but not vested are included at the earned performance measurement and their value is reported on this basis multiplied by the closing price of Chemical Financial common stock as reported on The NASDAQ Stock Market® at December 31, 2016 of $54.17 per share.

Director Compensation
During 2016, Chemical Financial compensated its directors who were not employees of Chemical Financial with an annual retainer of $20,000 and additional annual retainers of $15,000 for service as the lead independent director and $5,000 for service as a committee chair (each paid in a mix of cash and stock, as discussed in more detail below). Chemical Financial directors were also compensated at the rate of $1,000 to $1,250 for each board of directors meeting attended, at the rate of $750 for each committee meeting attended, and at the rate of $1,000 for certain special meetings and training sessions held on an as needed basis. Chemical Financial directors who also served as a director of Chemical Bank were compensated with an additional $10,000 retainer, $3,000 for service as a committee chair, $1,000 for each Chemical Bank board of directors meeting attended, $750 for every Chemical Bank Loan Committee meeting attended and $550 for each other Chemical Bank committee meeting attended, as applicable.
Chemical Financial and Chemical Bank directors who are employees are not entitled to any additional compensation related to their service as a director. For 2016, this included Messrs. Lievense, Provost, Ramaker and Torgow.
On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial and Chemical Bank in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump-sum amount paid to each non-employee director for the director’s service throughout the year. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and/or community advisory director fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.
The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory director fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any deferred director and community advisory director fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.
Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump-sum or in five annual installments. A director must make an irrevocable election between the lump-sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change in control of Chemical Financial or death of the director, shares will be issued in a lump-sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.
Messrs. Fitterling, Pelizzari, Stauffer and Weiss made voluntary contributions to the DDSP during 2016.

As a result of the Talmer merger, a change in control of Chemical Financial occurred under the DDSP, which caused all deferred compensation and dividend equivalents accumulated under the DDSP through August 31, 2016 to become payable in a lump-sum distribution.
Effective May 1, 2017, the board of directors will implement changes to director compensation in light of the completion of the Talmer merger. The board of directors believes the changes to director compensation are warranted for several reasons. The Corporation is significantly larger in size following the Talmer merger and, as a result of crossing $10 billion in total assets, is subject to enhanced regulatory requirements and scrutiny. As such, it is expected that directors and members of committees of the board of directors will be required to spend an increasing amount of time in their role as a director or committee member of the Corporation. In addition, the Corporation has entered into a new peer group for purposes of comparing compensation plans and practices, as well as corporate performance. The Corporation engaged Aon Hewitt to perform a benchmarking analysis of director compensation against the Corporation’s 2017 peer group. This analysis demonstrated that total director compensation at the Corporation is 62% below that of the peer group median. In order to retain and to continue to be able to recruit qualified directors for the Corporation, the board of directors believes director compensation must be more competitive with the peer group.

Director compensation for Chemical Financial will be as follows beginning May 1, 2017: all board of directors and board committee meeting attendance fees will be eliminated. Instead, directors will be compensated on a retainer-only basis:

Annual Retainer	$90,000 ($45,000 equity retainer; $45,000 cash retainer)

Committee Chair Annual Cash Retainers	Audit Committee – $20,000 Compensation and Pension Committee – $15,000 Risk Management Committee – $15,000 Corporate Governance and Nominating Committee – $10,000

Committee Member Annual Cash Retainers	Audit Committee – $10,000 Compensation and Pension Committee – $7,500 Risk Management Committee – $7,500 Corporate Governance and Nominating Committee – $5,000

Lead Independent Director Annual Cash Retainer	$25,000

In addition, Chemical Financial directors who also serve as a director of Chemical Bank will receive an additional annual retainer of $20,000 for service as a bank director, except that any Chemical Financial director that also serves on Chemical Bank’s loan committee will receive an additional annual retainer of $25,000.
As discussed above, the annual equity retainer will be required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock pursuant to the DDSP.  All or any portion of the annual cash retainer, the committee chair annual cash retainer, the committee member annual cash retainer and the Lead Independent Director annual cash retainer, as applicable, may be voluntarily deferred and invested in stock units representing shares of Chemical Financial common stock pursuant to the DDSP.  Directors may also elect to receive awards of restricted stock under the 2017 Stock Plan in lieu of payment of the cash portion of the directors’ compensation.

2016 Director Compensation
The following table sets forth the compensation paid to non-employee Chemical Financial directors for services rendered during 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Gary E. Anderson	$34,000	$10,000				$4,013	$48,103
James R. Fitterling	35,250	12,500				7,628	55,378
Ronald A. Klein(4)	17,425	6,800				—	24,225
Barbara J. Mahone(4)	18,363	6,800				—	25,163
Terence F. Moore(5)	12,750	—				1,338	14,088
John E. Pelizzari	70,350	15,000				1,733	87,083
Larry D. Stauffer	48,350	17,500				17,203	83,053
Arthur A. Weiss(4)	15,550	6,800				—	22,350
Franklin C. Wheatlake	59,800	27,500				4,582	91,882

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director of Chemical Financial and Chemical Bank, including the cash retainer, committee and/or committee chair fees, lead independent director fee, and meeting and community advisory director fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees in 2016 were as follows: $35,250 by Mr. Fitterling, $19,250 by Mr. Pelizzari, $48,350 by Mr. Stauffer and $10,550 by Mr. Weiss.

(2)
Represents the grant date fair value computed in accordance with ASC 718. The amounts reported represent one-half of the annual retainer paid to each director in 2016 and deferred and invested in stock units representing shares of Chemical Financial common stock (i.e., the equity retainer). The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director’s DDSP participant account since becoming a director and/or subsequent to the lump-sum distribution, if applicable, is represented by the number in the column titled “Stock Units” set forth in the table under the heading “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)	Represents dividend equivalents paid in 2016 on stock units in the DDSP. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

(4)	Appointed to the board of directors effective August 31, 2016.

(5)	Mr. Moore retired from the board of directors effective at the 2016 annual meeting.

Other Matters
Transactions with Related Persons
Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Bank in the ordinary course of business during 2016. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and did not involve more than a normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were in default as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Corporation and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2016 through December 31, 2016.
Shareholder Proposals
A Chemical shareholder seeking to present a proposal at a Chemical annual meeting of shareholders must submit a notice to the Corporate Secretary of Chemical in accordance with Chemical’s bylaws not less than 120 calendar days prior to the date corresponding to the date of Chemical’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A Chemical shareholder seeking to include a proposal in Chemical’s proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Chemical in accordance with SEC Rule 14a-8. With respect to Chemical’s 2018 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in Chemical’s proxy statement and form of proxy relating to the meeting is November 10, 2017.
A Chemical shareholder seeking to nominate an individual for election as a Chemical director must submit a notice to the Corporate Secretary of Chemical in accordance with the Chemical Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

Solicitation of Proxies
Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated fee of $1,200, plus out-of-pocket expenses, to assist in the distribution of these materials. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.

Important Notice Regarding Delivery of Shareholder Documents
As permitted by Securities and Exchange Commission rules, only one copy of this 2017 Proxy Statement and the 2016 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2017 Proxy Statement and the 2016 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.
Availability of Information
Chemical Financial’s combined 2016 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2017 Notice of Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission’s website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640, Attn: Dennis L. Klaeser, Chief Financial Officer. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.
By Order of the Board of Directors,
David B. Ramaker
Chief Executive Officer and President

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

APPENDIX A

CHEMICAL FINANCIAL CORPORATION
STOCK INCENTIVE PLAN OF 2017

SECTION 1

Establishment of Plan; Purpose of Plan

1.1    Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2017 for its corporate and Subsidiary directors, officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards; provided, that directors are only eligible to participate in the Plan with respect to Restricted Stock awards made in lieu of payment of the cash portion of the director’s compensation.

1.2    Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1    “Act” means the Securities Exchange Act of 1934, as amended.

2.2    “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 50% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5    “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6    “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7    “Common Stock” means the Company’s common stock, par value $1 per share.

2.8    “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9    “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 20, 2017, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
2.10    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.11    “Director” means a member of the Board.

2.12    “Disability” means an inability of a Participant to perform his or her employment or director duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13    “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14    “Equity-Based Award” means the award or grant of a Stock Option, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15    “Good Reason” means a Participant terminates employment due to a material negative change to the employment relationship between the Participant and the Company because: (a) the Participant is removed from any of the Participant’s principal positions; (b) the status, authority or responsibility of the Participant’s principal positions is materially diminished; (c) the Participant’s base salary as then in effect is materially reduced without a corresponding reduction in the salaries of the Company’s other executives, (d) the Company requires the Participant be based in a facility that is more than sixty (60) miles from the facility where the Participant is located immediately prior to the relocation or any substantial increase in the business travel required of the Participant; or (e) any material breach by the Company, or any successor, of its obligations to the Participant under this Plan. A Participant may not terminate employment for “Good Reason” unless: (i) the Participant notifies the Company’s CEO in writing, within 60 days after the Participant becomes aware of the act or omission constituting Good Reason, that the act or omission in question constitutes Good Reason and explaining why the Participant considers it to constitute Good Reason; (ii) the Company fails, within 30 days after notice from the Participant under (i) above, to revoke the action or correct the omission and make the Participant whole; and (iii) the Participant gives notice of termination within 30 days after expiration of the 30-day period under (ii) above.

2.16    “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the last preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.17    “NASDAQ” means The NASDAQ Stock Market.

2.18    “Participant” means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Equity-Based Award under the Plan. A director of the Company or its Subsidiaries may also be a “Participant” but only with respect to Restricted Stock awards made in lieu of payment of the cash portion of the director’s compensation.

2.19    “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 9.1.

2.20    “Performance Measures” means measures as described in Section 9 on which the performance goals are based.

2.21    “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Equity-Based Award that is intended to qualify as Performance-Based Compensation.

2.22    “Performance-Based Compensation” means compensation under an Equity-Based Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Equity-Based Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.23    “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.24    “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2017 as set forth herein, as it may be amended from time to time.

2.25    “Prior Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2015 and the Chemical Financial Corporation Stock Incentive Plan of 2012.

2.26    “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 6 or 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Equity-Based Award.

2.27    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 6.

2.28    “Restricted Stock Unit” means an award to a Participant pursuant to Section 6 of the Plan and described as a “Restricted Stock Unit” in Section 6.

2.29    “Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Equity-Based Award agreement or other grant document with respect to a Participant and a particular Equity-Based Award. “Retirement” for a director means the cessation of the director’s service on the Board at the end of the director’s term on the Board when the director is not nominated for reelection to the Board, or as otherwise may be set forth in the Equity-Based Award agreement or other grant document with respect to a Participant and a particular Equity-Based Award.

2.30    “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.31    “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.32    “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.33    “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1    Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Equity-Based Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Equity-Based Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2    Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Equity-Based Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, extent of the Equity-Based Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Equity-Based Award, any exercise price, the manner in which an Equity-Based Award will vest or become exercisable and the form of payment for the Equity-Based Award); (c) the time or times when Equity-Based Awards will be granted; (d) the duration of each Equity-Based Award; and (e) the restrictions and other conditions to which payment or vesting of Equity-Based Awards may be subject; provided, however, that a vesting period of at least one year from the date an Equity-Based Award is granted must apply to at least 95% of the Equity-Based Awards granted under this Plan.

3.3    Amendments or Modifications of Equity-Based Awards. Subject to Section 3.4 and Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Equity-Based Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Equity-Based Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Equity-Based Award; provided that any increase in the number of shares of an Equity-Based Award other than pursuant to Section 4.4 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Equity-Based Award to a date that is no later than the earlier of the latest date upon which the Equity-Based Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Equity-Based Award; (d) accept the surrender of any outstanding Equity-Based Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Equity-Based Awards in substitution for surrendered Equity-Based Awards; provided, however, that such grant of new Equity-Based Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4    Repricing Prohibited. Except for adjustments as permitted by Section 4.4, without the approval of shareholders, the Committee may not amend, replace, substitute, or exchange previously granted Equity-Based Awards in a transaction that constitutes a “repricing,” which means any of the following: (a) changing the terms of an Equity-Based Awards to lower its exercise price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; (c) repurchasing for cash or canceling Equity-Based Awards at a time when its exercise price is greater than the Market Value of the underlying shares of Common Stock in exchange for another Equity-Based Award; or (d) as such term is used in Nasdaq FAQ Identification Number

220. In addition, the Committee may not cancel any outstanding Stock Option and replace it with a cash payment that is greater than the intrinsic value (if any) of the cancelled Stock Option without shareholder approval.

3.5    Dividends Prohibited. Dividends, or dividend equivalents, may not be paid on any unvested Equity-Based Awards issued under the Plan; provided, that the Committee may provide that dividends, or dividend equivalents, on unvested Equity-Based Awards (other than Stock Options or performance-based Restricted Stock or Restricted Stock Units) may be accrued and paid upon vesting of the applicable Equity-Based Award. Any Equity-Based Awards that include such accrual rights shall comply with Section 409A of the Code.

3.6    Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.5 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1    Number of Shares. Subject to adjustment as provided in Section 4.4 of the Plan, the total number of shares available for Equity-Based Awards under the Plan shall be 1,750,000 shares of Common Stock. Not more than 60% of the shares of Common Stock authorized under this Plan may be issued under Equity-Based Awards that are not Stock Options. Such shares shall be authorized and unissued shares, including shares purchased on the open market or otherwise acquired by the Company. Upon shareholder approval of this Plan, no further awards shall be made under the Prior Plans.

4.2    Share Recycling Prohibited. Shares subject to Equity-Based Awards that are canceled, surrendered, modified, exchanged for substitute Equity-Based Awards, or that forfeit, expire or terminate prior to the exercise or vesting of the Equity-Based Awards in full, and shares that are surrendered to the Company in connection with the exercise or vesting of Equity-Based Awards, whether previously owned or otherwise subject to such Equity-Based Awards, may not be reissued as new Equity-Based Awards under the Plan.

4.3    Limitation Upon Equity-Based Awards. No Participant shall be granted, during any calendar year, Equity-Based Awards with respect to more than 25% of the total number of shares of Common Stock available for Equity-Based Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.4 of the Plan, but only to the extent that such adjustment will not affect the status of any Equity-Based Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.3 is to ensure that the Plan may provide Performance-Based Compensation and this Section 4.3 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.4    Adjustments.

(a)    Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Equity-Based Awards and available for issuance under the Plan, together with applicable exercise prices and the limitation provided in Section 4.3, shall be adjusted in such manner and at such time as shall be equitable under the circumstances.

(b)    Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.4(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Equity-Based Awards (including exercise prices) and reserves for Equity-Based Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Equity-Based Awards under the Plan shall entitle the holder of each Equity-Based Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Equity-Based Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

(c)    No Fractional Shares. No fractional shares shall be issued pursuant to the Plan. Any fractional shares resulting under the terms of the Plan, including but not limited to, due to adjustments under Section 4.4, partial vesting or tax withholding, shall be rounded up or down as determined in the Committee’s discretion and no cash payment shall be made in lieu of the fractional share.

SECTION 5

Stock Options

5.1    Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.3 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code.

5.2    Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3    Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4    Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5    Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6    Termination of Employment. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)    General. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)    Death. If a Participant dies either while an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c)    Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)    Participant Retirement. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment unless such Stock Options earlier expire by their terms.

(e)    Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Restricted Stock and Restricted Stock Units
6.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are Equity-Based Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.

6.2    Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 6.

6.3    Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

6.4    Termination of Employment or Service. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)    Voluntary Termination Other Than Retirement. Other than as provided below upon Retirement, if a Participant voluntarily ceases to be an Employee, or if a Participant who is a director voluntarily ceases to be a director, for any reason during the Restricted Period, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)    Death, Disability or Termination Without Cause. In the event a Participant terminates his or her employment with the Company, or a director ceases to be a director of the Company, because of death, Disability or termination without cause during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals. All remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or termination without cause of the Participant.

(c)    Retirement. If a Participant who is a director ceases providing services as a director due to Retirement during the Restricted Period, then the restrictions remaining on any or all shares of Restricted Stock shall terminate automatically in full upon Retirement. In the event a Participant who is an Employee terminates his or her employment with the Company because of Retirement during the Restricted Period:

(i)    Performance-Based Vesting. For Restricted Stock or Restricted Stock Units that are subject to attainment of performance goals, if the Participant has given the Company written notice of the Participant’s intended date of Retirement at least one year in advance of such intended date of Retirement and it is determined after the end of the applicable performance period that the Company attained the applicable performance goals, then the restrictions remaining on any or all such shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. If the Participant does not provide such advance notice, then all remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited.

(ii)    Time-Based Vesting. If the Participant has given the Company written notice of the Participant’s intended date of Retirement at least one year in advance of such intended date of Retirement, then the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units that are subject solely to time-based vesting shall terminate automatically in full upon Retirement. If the Participant does not provide such advance notice, then all remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited.

The Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the Retirement of the Participant.

(d)    Termination for Cause. If a Participant’s employment or service as a director is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company and all Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

6.5    Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2017 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

6.6    Rights as a Shareholder. A Participant shall have all liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock, subject to the restrictions regarding payment of dividends as set forth in Section 3.5; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 6 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant.

6.7    Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 7

Stock-Based Awards

7.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, in addition to any Stock Options, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

7.2    Rights as a Shareholder.

(a)    Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to vested shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a vested Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)    General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 8

Change in Control

8.1    Equity-Based Awards Assumed or Substituted by Surviving Entity. With respect to Equity-Based Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: unless otherwise provided for in the terms of any award agreement or separate agreement with a Participant governing an Equity-Based Award, if on or within two years after the effective date of the Change in Control, a Participant’s employment is involuntarily terminated other than for cause or the Participant terminates employment for Good Reason, then:

(a)    Time-Based Vesting. All time-based vesting restrictions on that Participant’s outstanding Equity-Based Awards shall lapse;

(b)    Performance-Based Vesting. The payout level under all of that Participant’s performance-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination of employment based upon the actual level of achievement of all relevant performance goals against target (measured as of the termination of employment), to be paid on a pro-rata basis to such Participants at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the date of termination of employment (unless a later date is required pursuant to Section 409A of the Code), based upon the portion of the Performance Period completed before the date of termination of employment; and

(c)    Stock Options. All of that Participant’s outstanding Stock Options shall become fully exercisable and shall thereafter continue or lapse in accordance with the other provisions of the Plan and the award agreement.

8.2    Equity-Based Awards Not Assumed or Substituted by Surviving Entity. With respect to Equity-Based Awards that are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, and unless otherwise provided for in the terms of any award agreement or separate agreement with a Participant governing an Equity-Based Award, then upon the occurrence of a Change in Control:

(a)    Time-Based Vesting. The value of all time-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined as of the date of the Change in Control. Such amount shall remain subject to the vesting schedule of the applicable time-based Equity-Based Award and will be paid in cash (without interest) to such Participants when the applicable time-based Equity-Based Awards otherwise would have vested if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason;

(b)    Performance-Based Vesting. The value of all performance-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined as of the date of the Change in Control based upon the actual level of achievement of all relevant performance goals against target (measured as of the time of the Change in Control), to be calculated on a pro-rata basis based upon the portion of the Performance Period completed before the date of Change in Control. Such amount will be paid in cash (without interest) to such Participants after the end of the Performance Period and any applicable service period that otherwise would have applied under the terms of the Equity-Based Awards if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason; and

(c)    Stock Options. The value of all outstanding Stock Options shall be converted to a cash amount equal to the greater of the excess of (i) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (ii) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options. Such amount shall remain subject to the vesting schedule of the applicable Stock Option and will be paid in cash (without interest) when the applicable Stock Option otherwise would have vested if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason.

SECTION 9

Performance Measures

9.1    Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 9, the performance goals upon which the payment or vesting of an Equity-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Operating income;

(h)	Operating income per share;

(i)	Operating income return on equity;

(j)	Return on assets;

(k)	Cash flow;

(l)	Cash flow return on capital;

(m)	Return on capital;

(n)	Productivity ratios;

(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p)	Expense or cost levels;

(q)	Margins;

(r)	Operating efficiency;

(s)	Efficiency ratio;

(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u)	Economic value added measurements;

(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;

(x)	Employee turnover;

(y)	Specified objective social goals;

(z)	Noninterest income;

(aa)	Interest income;

(bb)	Net interest income;

(cc)	Deposit growth; and

(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Equity-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 9.

9.2    Evaluation of Performance. The Committee may provide in any such Equity-Based Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes, (i) amortization of goodwill or other intangible assets, (j) discontinued operations, and (k) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Equity-Based Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

9.3    Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Equity-Based Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 9.1.

9.4    Adjustment of Performance-Based Compensation. Equity-Based Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Equity-Based Awards downward, and such Equity-Based Awards may be forfeited in whole or in part.

9.5    Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 9, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

9.6    Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 9 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

9.7    Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 9, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 9 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Equity-Based Award intended to qualify as Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 9.6.

SECTION 10

General Provisions

10.1    Restrictions on Transferability; Clawback and Recoupment.

(a)    General. Unless the Committee otherwise consents or permits (before or after the Equity-Based Award is made) or unless the award agreement provides otherwise, Equity-Based Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the award agreement, the transferee must execute a written agreement permitting the Company to satisfy any federal, state or local withholding or other taxes associated with or resulting from the exercise or vesting of any Equity-Based Award in any manner provided for in Section 10.3. All provisions of an Equity-Based Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Equity-Based Award. All rights with respect to Equity-Based Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)    Other Restrictions. The Committee may impose other restrictions on any Equity-Based Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Equity-Based Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c)    Clawback and Recoupment. Equity-Based Awards under the Plan shall be subject to the Company's “clawback” policy for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

10.2    No Rights to Equity-Based Awards. No Participant or other person shall have any claim to be granted any Equity-Based Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Equity-Based Awards under the Plan. The terms and conditions of Equity-Based Awards of the same type and the determination of the Committee to grant a waiver or modification of any Equity-Based Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.3    Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Equity-Based Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Equity-Based Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Equity-Based Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Equity-Based Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.4    Compliance With Laws; Listing and Registration of Shares. All Equity-Based Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Equity-Based Award or the issuance or purchase of shares thereunder, such Equity-Based Award may not be exercised in whole or in part, or the restrictions on such Equity-Based Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.5    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.6    No Right to Employment. The grant of an Equity-Based Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

10.7    No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Equity-Based Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Equity-Based Award.

10.8    Suspension of Rights under Equity-Based Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Equity-Based Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

10.9    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

10.11    Compliance with 409A. The Plan is intended to provide Equity-Based Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions.  To the extent that the Committee determines that any Equity-Based Award granted hereunder is subject to Section 409A of the

Code, the agreement evidencing such Equity-Based Award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

10.12    Section 162(m) Delay. A payment that is due under this Plan may be delayed by the Employer to the extent the Employer, in its sole discretion, reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code. If the Employer determines that a payment is to be delayed under this paragraph, the Employer must determine before the payment is delayed whether the delayed payment will be made either (i) during the first calendar year in which the Employer reasonably anticipates that the deduction of such payment will not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s Separation From Service (or later if required by Section 7.3(a) for a Specified Employee) and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates From Service or the 15th day of the third month following the Participant’s Separation From Service. The Employer may only elect to delay payment under this paragraph if all payments scheduled to the Participant under all deferred compensation plans of the Employer that could be delayed under the application of Treasury Regulation § 1.409A-2(b)(7)(i) are delayed.

SECTION 11

Termination and Amendment

11.1    Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options may be granted below the price provided for in Section 5.3, (ii) reduce the exercise price of outstanding Stock Options, (iii) increase the individual maximum limits in Section 4.3 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code.
11.2    No Impairment. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Equity-Based Award shall be made which would impair the rights of the holder of the Equity-Based Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Equity-Based Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 12

Effective Date and Duration of the Plan

The Plan shall take effect April 26, 2017, subject to approval by the shareholders at the 2017 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Equity-Based Award shall be granted under the Plan after April 25, 2027.